Exhibit 10.1

OFFICE LEASE

between

NNN Sacramento Corporate Center, LLC, a Virginia limited liability company, NNN Sacramento 1, LLC,

NNN Sacramento 2, LLC, NNN Sacramento 3, LLC, NNN Sacramento 4, LLC, NNN Sacramento 5, LLC,

NNN Sacramento 6, LLC, NNN Sacramento 7, LLC, NNN Sacramento 9, LLC, NNN Sacramento 10, LLC,

NNN Sacramento 11, LLC, NNN Sacramento 12, LLC, NNN Sacramento 13, LLC, NNN Sacramento 14,

LLC, NNN Sacramento 16, LLC NNN Sacramento 17, LLC, each a California limited liability company

(Landlord)

and

Placer Sierra Bank, a

California banking corporation

(Tenant)

TABLE OF CONTENTS

OFFICE LEASE

i

EXHIBITS

Exhibit A	Floor Plan
Exhibit B	Work Letter Agreement
Exhibit C	Rules and Regulations
Exhibit D	Omitted
Exhibit E	Suite Acceptance Agreement
Exhibit F	Additional Janitorial Specifications
Exhibit G	Location of Tenant’s Parking Stalls
Exhibit H	Operating Expense Exclusions
Exhibit I	Depiction of Secured Areas

ii

OFFICE LEASE

THIS OFFICE LEASE (“Lease”), dated November 16, 2004, is made and entered into by and between NNN Sacramento Corporate Center, LLC, a Virginia limited liability company, NNN Sacramento 1, LLC, NNN Sacramento 2, LLC, NNN Sacramento 3, LLC, NNN Sacramento 4, LLC, NNN Sacramento 5, LLC, NNN Sacramento 6, LLC, NNN Sacramento 7, LLC, NNN Sacramento 9, LLC, NNN Sacramento 10, LLC, NNN Sacramento 11, LLC, NNN Sacramento 12, LLC, NNN Sacramento 13, LLC, NNN Sacramento 14, LLC, NNN Sacramento 16, LLC NNN Sacramento 17, LLC, each a California limited liability company (collectively “Landlord”) and Placer Sierra Bank, a California banking corporation (“Tenant”) upon the following terms and conditions:

ARTICLE 1 - DEFINITIONS

Unless the context otherwise specifies or requires, the following terms shall have the meanings specified herein;

1.01 Building. The term “Building” shall mean that certain office building located at 501-525 J Street in Sacramento, California, commonly known as SACRAMENTO CORPORATE CENTER together with any related land, improvements, parking facilities, common areas, driveways, sidewalks and landscaping. The common areas shall mean the sidewalks, parking areas, halls, passages, exits, entrances, elevators or stairways of the Building.

1.02 Premises. The term “Premises” shall mean 525 J Street, 1st Floor, and 501 J Street, Suite 110, as more particularly outlined on the drawing attached hereto as Exhibit A and incorporated herein by reference. As used herein, “Premises” shall not include any storage area in the Building, which shall be leased or rented pursuant to separate agreement.

1.03 Rentable Area of the Premises. The term “Rentable Area of the Premises” shall mean 525 J Street, 1st floor, comprised of approximately eleven thousand one hundred eighty four (11,184) rentable square feet, 501 J Street, Suite 110, comprised of approximately three thousand one hundred eighty (3,180) rentable square feet, plus an additional approximately four hundred (400) rentable square feet for the kitchen area near the boardroom and such additional rentable square feet to incorporate the private hallway and restrooms, for a total of approximately fourteen thousand seven hundred sixty four (14,764) square feet, which Landlord and Tenant have stipulated as the Rentable Area of the Premises. The Rentable Area of the Building is approximately +/- 175,135 rentable square feet. The Rentable Area was calculated using the method for determining Useable Area as set forth in the “Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996” published by the Building Owners and Managers Association International, approved June 7, 1996 by American National Standards Institute, Inc., with a fourteen percent (14%) load factor Tenant acknowledges that the Rentable Area of the Premises includes the usable area, without deduction for columns or projections, multiplied by a load factor to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms and other public, common and service areas of the Building.

1.04 Lease Term. The term “Lease Term” shall mean the period between the Commencement Date and the Expiration Date (as such terms are hereinafter defined), unless sooner terminated as otherwise provided in this Lease.

1.05 Commencement Date. Subject to adjustment as provided in Article 3, the term “Commencement Date” shall mean January 1, 2005.

Landlord and Tenant acknowledge and agree that Tenant currently occupies the Premises under that certain Lease with Landlord dated June 15, 1994 as subsequently amended (“Prior Lease”), the term of which expires on December 31, 2004. The Premises comprise a portion of the total premises leased by Tenant under the Prior Lease. It is the intent of the parties that Tenant will remain in possession of the Premises described in this Lease after the expiration of the term of the Prior Lease and that Tenant shall surrender the remainder of the premises leased under the Prior Lease to Landlord pursuant to the surrender terms and conditions of the Prior Lease which shall thereafter terminate, and be of no further force and effect. Landlord hereby agrees both as Landlord under this Lease and as the Landlord under the Prior Lease, that notwithstanding anything to the contrary in this Lease or the Prior Lease, Tenant shall have no responsibility for the stairwell to the second floor, including, without limitation, any responsibility for the removal of the stairs upon the expiration of the Prior Lease or for the removal of any other alterations or Tenant improvements made by Tenant under the Prior Lease in the portion of the premises surrendered to Landlord at the expiration of the Prior Lease. Tenant shall continue to occupy the Premises described in this Lease thereafter under the terms and conditions of this Lease. Landlord agrees that after full execution of this Lease but prior to the Commencement Date, Tenant may commence Tenant’s Work (as described in the Work Letter Agreement attached as Exhibit B) in the Premises except no work shall be done in the portion of the Premises currently subleased to LaPlante and Spinelli under Sublease Agreement dated June 19, 2002, until Tenant has provided Landlord written evidence that its subtenant has vacated and surrendered possession of the Premises or has consented in writing to Tenant’s work. Completion of such Work shall be governed by the terms of this Lease, not the Prior Lease.

1.06 Expiration Date. Subject to adjustment as provided in Article 3, the term “Expiration Date” shall mean April 30, 2015.

1.07 Base Rent. Subject to adjustment as provided in Article 4, the term “Base Rent” shall mean the following amounts for the corresponding periods of the Lease Term:

Period of Lease Term	Base Rent
Months 01 - 04	$0.00/RSF/Mo.
Months 05 - 16	$2.25/RSF/Mo.
Months 17 - 28	$2.30/RSF/Mo.
Months 29 - 40	$2.35/RSF/Mo.
Months 41 - 52	$2.40/RSF/Mo.
Months 53 - 64	$2.45/RSF/Mo.
Months 65 - 76	$2.50/RSF/Mo.
Months 77 - 88	$2.55/RSF/Mo.
Months 89 - 100	$2.60/RSF/Mo.
Months 101 - 112	$2.65/RSF/Mo.
Months 113- 124	$2.70/RSF/Mo.

1.08 Tenant’s Percentage Share. The term “Tenant’s Percentage Share” shall mean the ratio of the Rentable Area of the Premises to the total Rentable Area of the Building, whether or not occupied, which is calculated, based on the applicable Rentable Areas set forth in Section 1.03, to be eight and twenty six hundredths percent (8.26%) with respect to increases in Property Taxes and Operating Expenses (as such terms are hereinafter defined). Landlord may reasonably redetermine Tenant’s Percentage Share from time to time to reflect reconfigurations, additions or modifications to the Building, and Landlord shall provide reasonable back-up documentation to Tenant at the time the redetermination is conveyed to Tenant.

1.09 Security Deposit. The term “Security Deposit” shall mean Zero Dollars ($0.00).

1.10 Tenant’s Permitted Use. The term “Tenant’s Permitted Use” shall mean the use of the Premises as a financial institution and for related services, including but not limited to the installation, maintenance and operation of one or more automated teller machines (“ATMs”) on the Premises with outside walkup access, related office and administrative uses, general office use and no other use.

1.11 Business Hours. The term “Business Hours” shall mean the hours of 6:00 A.M. to 6:00 P.M., Monday through Friday (federal and state holidays excepted). Holidays are defined as the following: New Years Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving Day and Christmas Day, and to the extent of utilities or services provided by union members engaged at the Building, such other holidays observed by such unions.

1.12 Landlord’s Address For Notices. The term “Landlord’s Address for Notices” shall mean Triple Net Properties, LLC, 1551 North Tustin Ave., Suite 200, Santa Ana, California 92705, Attn: Notice Department, with a mandatory copy to the on-site property manager: Sacramento Corporate Center, 501 J Street, Sacramento, California, 95814, Attn: Raymond Moya, Property Manager.

1.13 Tenant’s Address for Notices. The term “Tenant’s Address for Notices” shall mean Placer Sierra Bank, 649 Lincoln Way, Auburn, CA 95603, Attn: Lynn Matsuda, EVP and Director of Operations.

1.14 Broker. The term “Broker” shall mean CB Richard Ellis:

For Tenant – Betty Diepenbrock

For Landlord – Harvey Chohan and Jim King

1.15 Guarantor. The term “Guarantor” shall mean N/A.

1.16 Tenant’s Parking Stalls: The term “Tenant’s Parking Stalls” shall mean fourteen (14) customer parking spaces and fifty (50) employee parking spaces for a total of sixty four (64) parking spaces.

ARTICLE 2 – PREMISES

2.01 Lease of Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon all of the terms, covenants and conditions contained in this Lease. On the Commencement Date described herein, Landlord shall deliver the Premises to Tenant in substantial conformance with the Work Letter Agreement attached hereto as Exhibit B.

2.02 Acceptance of Premises. Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building except as expressly provided in this Lease or with respect to the suitability or fitness of either for the conduct of Tenant’s Permitted Use or for any other purpose. Prior to Tenant’s taking possession of the Premises, Landlord or its designee and Tenant will walk the Premises for the purpose of reviewing the condition of the Premises (and the condition of completion and workmanship of any tenant improvements which Landlord is required to construct in the Premises pursuant to this Lease); after such review, Tenant shall execute a Suite Acceptance Letter, in the form of Exhibit E attached hereto, accepting the Premises subject to those items identified in the Acceptance Letter as not in good working order or repair or not in compliance with applicable laws and therefore requiring attention. Landlord promptly shall repair or make such replacement as necessary to correct any items so identified as requiring attention. Except as is expressly set forth in this Section 2.02 or the Work Letter Agreement attached hereto, if any, or as may be expressly set forth in Suite Acceptance Letter, and subject to Landlord’s repair and maintenance obligations in Section 8.01. Tenant agrees to accept the Premises in its “as is” said physical condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements (or to provide any allowance for same).

2.03 Tenant’s Access to Premises. Tenant and its employees shall be allowed full access to the Premises and use of passenger elevator service at all times, seven (7) days per week, twenty-four (24) hours per day.

2.04 Right of First Refusal.

(A) Grant of Right of Refusal. Landlord hereby grants to Tenant a continuing first right of refusal to lease (“Tenant’s Right of Refusal”) the space adjacent to the Premises on the 1st floor of the Building consisting of approximately six thousand two hundred thirty four (6,234) rentable square feet of space, as the same becomes available (the “Available Space”), as follows: Tenant shall have the right to lease the Available Space on the terms of any unaffiliated third party bona fide offer that Landlord is willing to accept (the “Available Space Terms”).

(B) Exercise of Tenant’s Right of Refusal. Landlord shall provide Tenant written notice (“Landlord’s Offer Notice”) as soon as reasonably possible after Landlord has received a bona fide offer for the lease of all or any portion of the Available Space, which offer Landlord in good faith intends to accept (an “Offer”). In such event, then, provided there does not exist, on the date of exercise of the Tenant’s Right of Refusal, an event of default (as provided in Section 15.01 below), uncured within any applicable cure period, Tenant’s Right of Refusal shall be exercised by Tenant’s delivery to Landlord, within five (5) business days following receipt of Landlord’s Offer Notice, of written notice pursuant to the terms hereof (“Tenant’s Acceptance Notice”), stating that Tenant agrees to lease the portion of the Available Space covered by Landlord’s Offer Notice, in accordance with the Available Space Terms and otherwise under the terms and conditions of this Lease, except that the length of the term which shall be applicable to such Available Space shall be the number of months then remaining in the Lease Term; provided, however in the event that less than thirty-six (36) months remains in the initial Lease Term as of the date of Tenant’s Acceptance Notice, then Tenant shall be obligated to extend the Lease Term such that all of the Premises shall be subject to a remaining term of not less than thirty-six (36) months (and which extension shall automatically adjust the dates for exercise of the Renewal Options). Tenant’s failure to provide the Tenant’s Acceptance Notice within such five (5) day period shall be conclusively deemed Tenant’s election not to exercise Tenant’s Right of Refusal as to the Available Space covered by Landlord’s Offer Notice, and Landlord shall be free to enter into a lease with the proposed tenant for such Available Space on materially the same terms as described in the Landlord’s Offer Notice (including a lease containing renewal options which may be exercised by such other tenant without regard to Tenant’s Right of Refusal). If the Available Space or any portion thereof subsequently becomes available again during the Term of this Lease, Tenant shall have the same right of refusal granted herein with respect to a bona fide offer to lease additional space by a subsequent third-party offeror. In the event that the proposed Lease described in Landlord’s Offer Notice is not consummated, Tenant’s right of first refusal shall apply to any subsequent transaction. Tenant shall be obligated, if Tenant elects to exercise Tenant’s Right of Refusal, to exercise such right as to all of the Available Space covered by Landlord’s Offer Notice.

(C) Documentation of Tenant’s Right of Refusal. Within a reasonable period of time, not to exceed thirty (30) days after the effective date of Tenant’s Acceptance Notice, the parties shall execute (i) an addendum to this Lease confirming the terms and conditions upon which the Available Space shall be leased to Tenant, including, without limitation, the date upon which Tenant’s occupancy of such space shall commence (the “Tenant’s Right Commencement Date”), Tenant’s Rentable Area (with the addition of the square footage in the Available Space then the subject of the Offer), the new amount for the monthly installment of Base Rent (which shall be reflective of the new number for Tenant’s Percentage Share), and (ii) a Work Letter, if applicable, covering leasehold improvements to be performed in such space; provided, however, that the failure of either party to execute such addendum shall not affect the effectiveness of Tenant’s exercise of the Right of Refusal and the matters provided for herein as long as both parties execute such addendum within thirty (30) days of Tenant’s receipt of Landlord’s addendum consistent with the provisions of this Section 2.04(C). Tenant’s Right Commencement Date shall be the earlier to occur of (i) Tenant’s actual conduct of business in the Available Space, or (ii) five (5) days following substantial completion, as determined in accordance with the Work Letter executed by the parties in connection with such space. Tenant’s obligation for payment of Rent with respect to such space shall begin on Tenant’s Right Commencement Date; provided that such obligation shall be moved forward by the number of days, if any, by which Tenant delays Substantial Completion as determined by such Work Letter.

ARTICLE 3 – TERM

3.01 Except as otherwise provided in this Lease, the Lease Term shall be for the period described in Section 1.04 of this Lease, commencing on the Commencement Date described in Section 1.05 of this Lease and ending on the Expiration Date described in Section 1.06 of this Lease; provided, however, that, if, for any reason, Landlord is unable to deliver possession of the Premises on the date described in Section 1.05 of this Lease, Landlord shall not be liable for any damage caused thereby, nor shall the Lease be void or voidable, but, rather, the Lease Term shall commence upon, and the Commencement Date shall be the date that possession of the Premises is so tendered to Tenant (except for Tenant-caused delays which shall not be deemed to delay commencement of the Lease Term), and, unless Landlord elects otherwise, the Expiration Date described in Section 1.06 of this Lease shall be extended by an equal number of days.

3.02 Option to Renew.

(A) Option and Exercise. Tenant shall have two (2) consecutive option(s) (each a “Renewal Option”) to renew and extend the Term of this Lease with respect to all (but not less than all) of the Premises demised under or pursuant to this Lease for an additional term (each a “Renewal Term”) of five (5) years each. The first Renewal Term commencing on the day immediately following the Expiration Date of the initial Term, and the second Renewal Term commencing on the day immediately following the expiration of the first Renewal Term, under the following terms and conditions:

(i) Tenant gives Landlord written notice of its election to exercise the Renewal Option no earlier than the date which is three hundred sixty-five (365) days prior to the Expiration Date of the initial Term or of the first Renewal Term, as applicable, and no later than the date which is one hundred eighty (180) days prior to the Expiration Date of the initial Term or of the first Renewal Term, as applicable;

(ii) Tenant is not in breach or default under this Lease beyond any applicable notice or cure period or any other lease of space in the Building either on the date Tenant exercises the Renewal Option or at any time through and including the proposed commencement date of the Renewal Term.

(B) Renewal Term Rent and Lease Terms. If Tenant timely and properly exercises the Renewal Option in accordance with the provisions of Section 3.02(A) above:

(i) The Rent payable for the Renewal Term shall be based on the then prevailing rent for comparable deals in the Building and the downtown Sacramento market place, but in no event (including in the event that the appraisal process described below is elected) shall the rental rate be less than the adjusted rental rate payable under this Lease on the Expiration Date of the initial Term, or first Renewal Term, as the case may be. For purposes of the preceding sentence, “prevailing rental rate” shall mean the total rental then being quoted by landlords for “comparable deals” for comparable uses in the Building and the downtown Sacramento market place. “Comparable deals” shall mean leases which are approximately as long, and commencing at approximately the same time, as the Renewal Term and are for comparable space in the Building and in comparable buildings (with occupancy rates similar to the Building) improved in a similar manner as the Premises excluding the leasehold improvements installed by Tenant at Tenant’s expense, subject to reasonable adjustments for 1) the desirability of the applicable floor or location in the building, and 2) the desirability of the geographic location of the applicable building. “Comparable deals” shall explicitly exclude from consideration any transactions where the landlord of the subject building is in default of its mortgage or other indebtedness of the building, or is currently, or has within the prior six (6) months, been involved in foreclosure proceedings on the applicable building. “Comparable deals” shall also exclude transactions whereby the tenant has some form of equity participation in the deal. Landlord shall determine the prevailing rental rate by using its good faith judgment and shall provide written notice of such amount within fifteen (15) days after Tenant delivers notice of exercise of its Renewal Option. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the prevailing rental rate within which to accept such rent or to reasonably object thereto in writing. In the event that Tenant objects, Landlord and Tenant shall attempt to agree upon the prevailing rate using their good faith efforts. If Landlord and Tenant are unable to reach agreement within fifteen (15) days following Tenant’s Review Period, then each party shall select an independent arbitrator who shall by profession be a real estate broker who shall have been active over the past five (5) year period in the leasing of commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to the prevailing rate prior to the appointment. The two brokers shall determine the prevailing rate, taking into account the requirements of this Section B(i), within twenty (20) business days after appointment and shall submit their determination to Landlord and Tenant in a writing signed by each broker which shall be final and binding on the parties. If either party fails to timely appoint a broker, the decision of the one (1) appointed broker shall be final and binding on the parties. In the event that the brokers are unable to agree on the prevailing rental rate within such twenty (20) day period, the two brokers shall then immediately submit to each other in writing their separate determinations of prevailing rental rate setting forth the basis for their determinations and select a third similarly qualified broker to act as a neutral arbitrator and provide to such third broker when selected copies of their separate written determinations of prevailing rental rate. Such third broker shall not have worked for either party in any capacity. The prevailing rental rate shall be independently determined by the third broker, whose determination shall be made within twenty (20) business days after appointment. The third broker shall then decide which of the determinations submitted by the first two brokers most closely approximates the third broker’s determination of the prevailing rental rate. The third broker shall have no right to adopt a compromise or middle ground or any modification of the determinations of either of the first two brokers. The third broker shall decide only which submitted determination most closely approximates his determination and such decision shall constitute the prevailing rental rate and shall be final and binding upon the parties. The new Base Rent shall be an amount equal to the prevailing rental rate determined as provided above. Each party hereto shall pay the fees and expenses of the broker appointed by it. The fees and expenses of the third broker shall be paid by the parties hereto in equal shares. If the two brokers appointed by the parties cannot reach agreement on the appointment of the third broker, they or either of them shall give notice of such failure to agree to the parties and if the parties fail to agree upon the selection of such third broker within ten (10) days after the brokers appointed by the parties give such notice, then either of the parties, upon notice to the party, may request such appointment by the American Arbitration Association, or on its failure, refusal or inability to act, may apply for such appointment to the presiding judge of the Superior Court of Sacramento County, California.

(ii) Tenant shall have no further options to renew or extend the initial Term of this Lease beyond the expiration date of the second Renewal Term created by exercise of the second Renewal Option.

(iii) Landlord shall not be obligated to perform any leasehold improvement work in the Premises or give Tenant an allowance or other economic concession for any such work or for any other purpose.

(iv) Except as otherwise provided herein, all of the terms and provisions of this Lease shall remain the same and in full force and effect during the Renewal Term.

(C) Amendment. If Tenant exercises a Renewal Option, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of the Premises by Landlord to Tenant for the applicable Renewal Term on the terms provided above, which amendment shall be executed and delivered prior to the commencement date of the Renewal Term.

(D) Termination. The unexercised Renewal Option shall automatically terminate and become null and void and of no force or effect upon the earlier to occur of (1) the expiration or termination of this Lease, (2) the termination of the Tenant’s right to possession of the Premises, (3) the failure of Tenant to timely or properly exercise such Renewal Option or (4) the default by Tenant under the Lease, which remains uncured at the expiration of any applicable cure period.

ARTICLE 4 – RENTAL

4.01 Definitions. As used herein,

(A) “Base Year” shall mean the calendar year 2005.

(B) “Property Taxes” shall mean the aggregate amount of all real estate taxes, assessments (whether they be general or special), sewer rents and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s gross income or profits, unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes), which Landlord shall pay or become obligated to pay in connection with the Building, or any part thereof. Property Taxes shall also include all fees and costs, including attorneys’ fees, appraisals and consultants’ fees, reasonably incurred by Landlord in seeking to obtain a reassessment, reduction of, or a limit on the increase in, any Property Taxes, regardless of whether any reduction or limitation is obtained. Property Taxes for any calendar year shall be Property Taxes which are due for payment or paid in such year, rather than Property Taxes which are assessed or become a lien during such year. Property Taxes shall include any tax, assessment, levy, imposition or charge imposed upon Landlord and measured by or based in whole or in part upon the Building or the rents or other income from the Building, to the extent that such items would be payable if the Building was the only property of Landlord subject to same and the income received by Landlord from the Building was the only income of Landlord. Property Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Landlord used in connection with the Building. Any tax increase in Property Taxes due to a change in ownership shall be capped at seven percent (7%) for the tax year in which the sale occurs. In the following year, the balance of the increase applicable to Tenant in excess of 7% shall be Tenant’s responsibility. Such increases shall not occur more than two times during the initial lease term.

(C) “Operating Expenses” shall mean all costs, fees, disbursements and expenses paid or incurred by or on behalf of Landlord in the operation, ownership, maintenance, insurance, management, replacement and repair of the Building (excluding Property Taxes) including without limitation:

(i) Premiums for property, earthquake, casualty, liability, rent interruption or other types of insurance carried by Landlord.

(ii) Salaries, wages and other amounts paid or payable for personnel including the Building manager, superintendent, operation and maintenance staff, and other employees of Landlord involved in the maintenance and operation of the Building, including contributions and premiums towards fringe benefits, unemployment, disability and worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or property managers engaged in the operation, repair, care, maintenance and cleaning of any portion of the Building.

(iii) Cleaning expenses, including without limitation janitorial services, window cleaning, and garbage and refuse removal.

(iv) Landscaping expenses, including without limitation irrigating, trimming, mowing, fertilizing, seeding, and replacing plants.

(v) Heating, ventilating, air conditioning and steam/utilities expenses, including fuel, gas, electricity, water, sewer, telephone, and other services.

(vi) Subject to the provisions of Section 4.01(C)(xii) below, the cost of maintaining, operating, repairing and replacing components of equipment or machinery, including without limitation heating, refrigeration, ventilation, electrical, plumbing, mechanical, elevator, escalator, sprinklers, fire/life safety, security and energy management systems, including service contracts, maintenance contracts, supplies and parts.

(vii) Other items of repair or maintenance of elements of the Building.

(viii) The costs of policing, security and supervision of the Building.

(ix) Fair market rental and other costs with respect to the management office for the Building.

(x) The cost of the rental of any machinery or equipment and the cost of supplies used in the maintenance and operation of the Building.

(xi) Audit fees and the cost of accounting services incurred in the preparation of statements referred to in this Lease and financial statements, and in the computation of the rents and charges payable by tenants of the Building.

(xii) Capital expenditures (a) made primarily to reduce Operating Expenses, or to comply with any laws or other governmental requirements, or (b) for replacements (as reasonably determined by Landlord and as opposed to additions or new improvements) of non-structural items located in the common areas of the property required to keep such areas in good condition; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the shorter of (i) their useful lives, or (ii) the period during which the reasonably estimated savings in Operating Expenses does not exceed the amortized cost of expenditures (“Approved Capital Expenditures”).

(xiii) Legal fees and expenses.

(xiv) Payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development.

(xv) A fee for the administration and management of the Building as reasonably determined by Landlord from time to time, not to exceed four and one half percent (4 1/2%) of the total cost of Operating Expenses excluding salaries, overhead and other costs exclusively attributable to the operations of Landlord’s property manager.

Operating Expenses shall not include costs of alteration of the premises of tenants of the Building, depreciation charges, interest and principal payments on mortgages, ground rental payments, real estate brokerage and leasing commissions, expenses incurred in enforcing obligations of tenants of the Building, salaries and other compensation of executive officers of the managing agent of the Building senior to the Building manager, costs of any special service provided to any one tenant of the Building but not to tenants of the Building generally, and costs of marketing or advertising the Building. In addition, Operating Expenses shall not include the items listed on Exhibit H attached hereto.

(D) If the Building does not have ninety-five percent (95%) occupancy during an entire calendar year, including the Base Year, then the variable cost component of “Property Taxes” and “Operating Expenses” shall be equitably adjusted so that the total amount of Property Taxes and Operating Expenses equals the total amount which would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) occupied for the entire calendar year. In no event shall Landlord be entitled to receive from Tenant and any other tenants in the Building an aggregate amount in excess of actual Property Taxes and Operating Expenses as a result of the foregoing provision.

4.02 Base Rent.

(A) During the Lease Term, Tenant shall pay to Landlord as rental for the Premises the Base Rent described in Section 1.07 above, subject to the following annual adjustments (herein called the “Rent Adjustments”):

(B) During each calendar year, the Base Rent payable by Tenant to Landlord, shall be increased by (collectively, the “Tax and Operating Expense Adjustment”): (i) Tenant’s Percentage Share of the dollar increase, if any, in Property Taxes for such year over Property Taxes for the Base Year; and (ii) Tenant’s Percentage Share of the dollar increase, if any, of Operating Expenses paid or incurred by Landlord during such year over the Operating Expenses paid or incurred by Landlord during the Base Year. A decrease in Property Taxes or Operating Expenses below the Base Year amounts shall not decrease the amount of the Base Rent due hereunder or give rise to a credit in favor of Tenant.

4.03 Adjustment Procedure; Estimates. The Tax and Operating Expense Adjustment specified in Section 4.02(B) shall be determined and paid as follows:

(A) During each calendar year subsequent to the Base Year, Landlord shall give Tenant written notice of its estimate of any increased amounts payable under Section 4.02(B) for that calendar year. On or before the first day of each calendar month during the calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts; provided, however, that, not more often that quarterly, Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.

(B) Within one hundred twenty (120) days after the close of each calendar year or as soon thereafter as is practicable but in no event later than three hundred sixty five (365) days after the close of each calendar year, Landlord shall deliver to Tenant a reasonably detailed line item statement of that year’s Property Taxes and Operating Expenses, and the actual Tax and Operating Expense Adjustment to be made pursuant to Section 4.02(B) for such calendar year, as determined by Landlord (the “Landlord’s Statement”) and such Landlord’s Statement shall be binding upon Tenant, except as provided in Section 4.04 below. If the amount of the actual Tax and Operating Expense Adjustment is more that the estimated payments for such calendar year made by Tenant, Tenant shall pay the deficiency to Landlord thirty (30) days after receipt of Landlord’s Statement. If the amount of the actual Tax and Operating Expense Adjustment is less than the estimated payments for such calendar year made by Tenant, any excess shall be credited against Rent (as hereinafter defined) next payable by Tenant under this Lease or, if the Lease Term has expired, any excess shall be paid to Tenant within thirty (30) days after the expiration date.

(C) If this Lease shall terminate on a day other than the end of a calendar year, the amount of the Tax and Operating Expense Adjustment to be paid pursuant to Section 4.02(B) that is applicable to the calendar year in which such termination occurs shall be prorated on the basis of the number of days from January 1 of the calendar year to the termination date bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 4.03(B) to be performed after such termination.

4.04 Review of Landlord’s Statement. Provided that Tenant is not then in default beyond any applicable cure period of its obligations to pay Base Rent, additional rent described in Section 4.02(B), or any other payments required to be made by it under this Lease and provided further that Tenant strictly complies with the provisions of this Section 4.04, Tenant shall have the right, once each calendar year, to reasonably review supporting data for any portion of a Landlord’s Statement (provided, however, Tenant may not have an audit right to all documentation relating to Building operations as this would far exceed the relevant information necessary to properly document a pass-through billing statement, but real estate tax statements, and information on utilities, repairs, maintenance and insurance will be available), in accordance with the following procedure:

(A) Tenant shall, within thirty (30) business days after any such Landlord’s Statement is delivered, deliver a written notice to Landlord specifying the portions of the Landlord’s Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the Landlord’s Statement. Except as expressly set forth in subsection (C) below, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under the Lease (including, without limitation, Tenant’s obligation to make all payments of Base Rent and all payments of Tenant’s Tax and Operating Expense Adjustment) pending the completion of and regardless of the results of any review of records under this Section 4.04. The right of Tenant under this Section 4.04 may only be exercised once for any Landlord’s Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Section 4.04 for a particular Landlord’s Statement shall be deemed waived.

(B) Tenant acknowledges that Landlord maintains its records for the Building at Landlord’s manager’s corporate offices presently located at the address set forth in Section 1.12 and Tenant agrees that any review of records under this Section 4.04 shall be at the sole expense of Tenant and shall be conducted by an independent firm of certified public accountants of national standing. Tenant acknowledges and agrees that any records reviewed under this Section 4.04 constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review or Tenant’s legal counsel, and the principals of Tenant who receive the results of the review. The disclosure of such information to any other person except as provided above, whether or not caused by the conduct of Tenant, shall constitute a material breach of this Lease, provided that this provision shall not be interpreted to in any way limit or prohibit Tenant disclosing the records in connection with any legal action undertaken by Tenant in connection with the enforcement of the terms of this Lease.

(C) Any errors disclosed by the review shall be promptly corrected by Landlord, provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an independent firm of certified public accountants of national standing. In the event of a disagreement between the two accounting firms, the review that discloses the least amount of deviation from the Landlord’s Statement shall be deemed to be correct. In the event that the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay the estimated Tax and Operating Expense Adjustment or paid to Tenant if such subsequent installments are insufficient. In the event that such results show that Tenant has underpaid its obligations for a preceding period, Tenant shall be liable for Landlord’s actual accounting fees, and the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Tax and Operating Expense Adjustment. Notwithstanding the foregoing, if the audit correctly reveals that Tenant’s Percentage Share of the Tax and Operating Expense Adjustment has been overstated by more than five percent (5%), then Landlord shall within thirty (30) days following demand reimburse Tenant for the reasonable costs of the audit incurred by Tenant.

4.05 Payment. Concurrently with the execution hereof, Tenant shall pay Landlord Base Rent for the first calendar month of the Lease Term for which Base Rent is due. Thereafter the Base Rent described in Section 1.07, as adjusted in accordance with Section 4.02, shall be payable in advance on the first day of each calendar month. If the Commencement Date is other than the first day of a calendar month, the prepaid Base Rent for such partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the total number of days in the calendar month. All Rent, and all other amounts payable to Landlord by Tenant pursuant to the provisions of this Lease, shall be paid to Landlord, without notice, demand, abatement, deduction or offset, in lawful money of the United States at Landlord’s office in the Building or to such other person or at such other place as Landlord may designate from time to time by written notice given to Tenant. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.

4.06 Late Charge; Interest. Tenant acknowledges that the late payment of Base Rent or any other amounts payable by Tenant to Landlord hereunder (all of which shall constitute additional rental to the same extent as Base Rent) will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. Landlord and Tenant agree that if Landlord does not receive any such payment on or before five (5) days after the date the payment is due, Tenant shall pay to Landlord, as additional rent, (a) a late charge equal to five percent (5%) of the overdue amount to cover such additional administrative costs; and (b) interest on the delinquent amounts at the lesser of the maximum rate permitted by law if any or ten percent (10%) per annum from the date due to the date paid.

4.07 Additional Rent. For purposes of this Lease, all amounts payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute Base Rent. Any amounts due Landlord shall sometimes be referred to in this Lease as “Rent”.

4.08 Additional Taxes. Notwithstanding anything in Section 4.01(B) to the contrary, Tenant shall reimburse Landlord upon demand for any and all taxes payable by or imposed upon Landlord upon or with respect to: any fixtures or personal property located in the Premises; any leasehold improvements made in or to the Premises by or for Tenant; the Rent payable hereunder, including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority; the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises (including without limitation any applicable possessory interest taxes); or this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

ARTICLE 5 – SECURITY DEPOSIT

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ARTICLE 6 – USE OF PREMISES

6.01 Tenants Permitted Use. Tenant shall use the Premises only for Tenant’s Permitted Use as set forth in Section 1.10 above and shall not use or permit the Premises to be used for any other purpose. Tenant shall, at its sole cost and expense, obtain all governmental licenses and permits required to allow Tenant to conduct Tenant’s Permitted Use. Landlord disclaims any warranty that the Premises are suitable for Tenant’s use and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard.

6.02 Compliance With Laws and Other Requirements.

(A) Tenant shall cause the Premises to comply in all material respects with all laws, ordinances, regulations and directives of any governmental authority having jurisdiction including, without limitation, any certificate of occupancy and any law, ordinance, regulation, covenant, condition or restriction affecting the Building or the Premises which in the future may become applicable to the Premises during the Term (collectively “Applicable Laws”). Notwithstanding the foregoing, such compliance requirement shall apply only to the interior of the Premises, as Landlord is obligated to so comply as to the balance of common areas of the Building, and no such requirement by Tenant to comply shall be construed as requiring Tenant to make structural or capital improvements to the Premises, except as required because of Tenant’s specific and unique use of the Premises (that is, for other than general office purposes) or because of the initial tenant improvements made to the Premises by Tenant, or any upgrades or any alterations to the Premises made by Tenant.

(B) Tenant shall not use the Premises, or permit the Premises to be used, in any manner which: (a) violates any Applicable Law; (b) causes or is reasonably likely to cause damage to the Building or the Premises; (c) violates a requirement or condition of any fire and extended insurance policy covering the Building and/or the Premises, or increases the cost of such policy; (d) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to other tenants or occupants of the Building or its equipment, facilities or systems; (e) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone or other communication signals by antennae or other facilities located in the Building; or (f) violates the Rules and Regulations described in Article XIX.

(C) Landlord acknowledges that to its actual knowledge, without any duty of investigation, it has not received any notices from any Regulatory Authority (as defined below) that the common areas of the Building violate any Applicable Laws, including the Americans With Disabilities Act of 1990, as amended (“ADA”). If Landlord receives any such notice from a Regulatory Authority with respect to the common areas for which Landlord is legally responsible, Landlord shall (subject to Tenant’s obligations set forth in Section 6.03(B)) in a manner that complies with all applicable laws, rules, regulations and policies of any governmental body with jurisdiction over the same, remedy such non-compliance. Landlord shall use its best efforts to minimize direct and indirect impact on Tenant during all activities related to remedy such compliance. For purposes of this provision, Landlord’s actual knowledge shall mean the knowledge of Kent Peters.

6.03 Hazardous Materials.

(A) No Hazardous Materials, as defined herein, shall be Handled, as also defined herein, upon, about, above or beneath the Premises or any portion of the Building by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees. Any such Hazardous Materials so Handled shall be known as Tenant’s Hazardous Materials. Notwithstanding the foregoing, normal quantities of Tenant’s Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies) may be Handled at the Premises without Landlord’s prior written consent. Tenant’s Hazardous Materials shall be Handled at all times in compliance with the manufacturer’s instructions therefor and all applicable Environmental Laws, as defined herein.

(B) Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any Regulatory Authority, as defined herein, or necessary for Landlord to make full economic use of the Premises or any portion of the Building, which requirements or necessity arises from the Handling of Tenant’s Hazardous Materials upon, about, above or beneath the Premises or any portion of the Building. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Building, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Tenant shall take all actions necessary to restore the Premises or any portion of the Building to the condition according to the standards for remediation allowable under applicable Environmental Laws. Tenant shall nevertheless obtain Landlord’s written approval prior to undertaking any actions required by this Section, which approval shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on the Premises or any portion of the Building.

(C) Tenant agrees to execute affidavits, representations, and the like from time to time at Landlord’s request stating Tenant’s actual knowledge and belief regarding the presence of Hazardous Materials on the Premises.

(D) “Environmental Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Regulatory Authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.

(E) “Hazardous Materials” means: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined, or become defined by Environmental Laws; or (c) materials which cause a nuisance upon or waste to the Premises or any portion of the Building.

(F) “Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

(G) “Regulatory Authority” shall mean any federal, state or local governmental agency, commission, board or political subdivision.

(H) Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, without any duty of investigation, as of the Commencement Date (i) there has been no release, discharge or disposal onto, or under or about the Building of any Hazardous Material in violation of any Environmental Law; (ii) the Building contains no polychlorinated biphenyls (“PCBs”, or PCB-contaminated equipment or asbestos-containing materials; and (iii) Landlord has received no notice that the Building or the Premises is in violation of any Environmental Law. If, during the Lease Term (including any extensions), either Landlord or Tenant becomes aware of (a) any actual or threatened release of any Hazardous Material on, under or about the Premises or the Building or (b) any inquiry, investigation, proceeding or clam by any government agency or other person regarding the presence of Hazardous Material on, under or about the Premises or the Building, that party shall give the other party written notice of the release or investigation within five (5) days after learning of it and shall simultaneously furnish to the other party copies of any claims, notices of violation, reports or other writings received by the party providing notice that concern the release or investigation. If any Hazardous Material is deposited, released, stored, disposed, discovered or present in or on the Premises, or the Building, for which Landlord is legally responsible, Landlord shall (subject to Tenant’s obligations set forth in Section 6.03(B)) in a manner that complies with all applicable laws, rules, regulations and policies of any governmental body with jurisdiction over the same, remove, transport and dispose of such substances and perform all remediation and cleanup necessary or advisable to remediate any damage to persons, property or the environment as a result of the presence of such Hazardous Material, the cost of which shall not be included as an Operating Expense. Landlord shall use its best efforts to minimize direct and indirect impact on Tenant during all activities related to remediation. For purposes of this provision, Landlord’s actual knowledge shall mean the knowledge of Kent Peters, who is the Senior Asset Manager.

6.04 Operation of Tenant’s Business.

(A) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, but not the obligation, to cease its business operations within and/or vacate the Premises (“Go Dark”) at any time during the Term; provided, however, Tenant shall remain obligated to perform all other obligations under this Lease, including, without limitation, the payment of Base Rent and additional Rent, subject to any early termination of this Lease by Landlord as provided below. Tenant shall not be deemed to elect to Go Dark if Tenant’s business is closed temporarily for remodeling for a period of not more than sixty (60) consecutive days or because of damages or destruction to the Premises or Building. From and after the date the Premises Go Dark, Landlord shall have the right, but not the obligation, at any time thereafter by providing written notice (the “Recapture Notice”) to Tenant, to recapture the Premises and terminate this Lease effective upon the date (the “Recapture Date”) that is thirty (30) days after Tenant’s receipt of the Recapture Notice. Following Tenant’s receipt of the Recapture Notice, Tenant shall surrender the Premises to Landlord, in accordance with the terms and conditions of this Lease, on the Recapture Date; provided, however, Tenant shall have the right to rescind the Go Dark Notice by providing written notice (the “Rescission Notice”) to Landlord within thirty (30) days after Tenant’s receipt of the Recapture Notice of Tenant’s intention to not Go Dark and instead continue business operations within the Premises for the Permitted Use, in which event, Landlord shall have no right to recapture the Premises as set forth in this Section 6.04(A), and Tenant shall continue business operations within the Premises for the Permitted Use. If Landlord properly and timely exercises the recapture option in this Section 6.04(A), this Lease shall expire at midnight on the Recapture Date, Tenant shall pay Landlord the Termination Fee (defined below) and surrender the Premises to Landlord on or prior to such Recapture Date in accordance with the applicable provisions of this Lease, and the parties hereto shall be released from any further obligations under this Lease, except for those other obligations which specifically survive the expiration or earlier termination of this Lease. The Termination Fee to be paid by Tenant shall be equal to all of Landlord’s unamortized (amortized on a straight line basis over the initial Term) leasing costs, including, without limitation, tenant improvement costs, free rent, leasing commissions and attorneys’ fees.

(B) Tenant agrees that it will keep the Premises in a neat, clean and orderly condition and that all trash and rubbish generated by it shall be deposited within prescribed receptacles in designated service areas within the Building.

ARTICLE 7 – UTILITIES AND SERVICES

7.01 Building Services. As long as Tenant is not in monetary default under this Lease, Landlord agrees to furnish or cause to be furnished to the Premises the following utilities and services, subject to the conditions and standards set forth herein:

(A) Non-attended automatic elevator service (if the Building has such equipment serving the Premises), in common with Landlord and other tenants and occupants and their agents and invitees.

(B) From 6:00 a.m. to 6:00 p.m., Monday through Friday, except for holidays, such air conditioning, heating and ventilation as, in Landlord’s reasonable judgment, are required for the comfortable use and occupancy of the Premises. Landlord shall make available to Tenant heating, ventilation or air conditioning in excess of that which Landlord shall be required to provide hereunder (including services for after-hours usage to be available twenty-four (24) hours per day, seven (7) days a week, every day of the year), upon the following conditions:

(i) Tenant may request ventilation, hearing and air conditioning service for hours other than those outlined in Section 7.01(B) above, Paragraph 1 (“Overtime Air Service”). Upon at least forty eight (48) hours minimum advance written notice from Tenant to Landlord, the Landlord shall arrange for such Overtime Air Service. For each Overtime Air Service request, Tenant shall pay, as additional rent, the Landlord’s then current charge for Overtime Air Service, which costs currently are as follows:

$35.00 Service Charge.

If on weekdays, $25.00 per hour.

If on weekends, $35.00 for the first hour and $25.00 per hour thereafter.

Tenant shall be entitled to zero (0) calendar days per year at no cost.

Such costs shall be paid to Landlord, at the same address provided for rent and notices or such other addresses as Landlord may from time to time designate in writing, within thirty (30) days of receipt of invoice. Tenant shall provide the appropriate billing address for Overtime Air Service in the space provided below, and shall notify Landlord in writing of any change in address.

Landlord reserves the right to reasonably adjust the hourly charge for Overtime Air Service if the actual costs to Landlord of providing said service increases.

Tenant’s billing address for overtime air service is as follows:

Placer Sierra Bank

Attention: Chief Financial Officer

525 J Street

Sacramento, California 95814

Landlord’s fee for any such additional heating, ventilation or air conditioning provided to Tenant, to be set by Landlord as provided above based on Landlord’s actual costs for said services, will be separate from and in addition to the Tax and Operating Expenses Adjustment provide in Article 4.

(C) Water for drinking and rest room purposes.

(D) Reasonable standard janitorial and cleaning services five (5) days per week consistent with such services typically provided for Class A office buildings in Downtown Sacramento and in addition, the following services described on Exhibit F attached hereto, provided that the Premises are used exclusively for the

Permitted Use and are kept reasonably in order by Tenant. If the Premises are not used exclusively as offices, Landlord, at Landlord’s sole discretion, may require that the Premises be kept clean and in order by Tenant, at Tenant’s expense, to the satisfaction of Landlord and by persons approved by Landlord; and, in all events, Tenant shall pay to Landlord the cost of removal of Tenants refuse and rubbish, to the extent that the same exceeds the refuse and rubbish attendant to normal office usage.

(E) At all times, twenty-four (24) hours per day, seven (7) days a week, every day of the year, electric current in reasonable wattages for building standard lighting and fractional horsepower office machines; provided, however, that (i) without Landlord’s consent, Tenant shall not install, or permit the installation, in the Premises of any equipment or machines which will increase Tenant’s use of electric current in excess of that which Landlord is obligated to provide hereunder, such approval not to be unreasonably withheld (provided, however, that the foregoing shall not preclude the use of personal computers or similar office equipment); (ii) if Tenant shall require electric current which may disrupt the provision of electrical service to other tenants, Landlord may refuse to grant its consent or may condition its consent upon Tenant’s payment of the cost of installing and providing any additional facilities required to furnish such excess power to the Premises and upon the installation in the Premises of electric current meters to measure the amount of electric current consumed, in which latter event Tenant shall pay for the cost of such meter(s) and the cost of installation, maintenance and repair thereof, as well as for all excess electric current consumed at the rates charged by the applicable local public utility, plus a reasonable amount to cover the additional expenses incurred by Landlord in keeping account of the electric current so consumed; and (iii) if Tenant’s increased electrical requirements will materially affect the temperature level in the Premises or the Building, Landlord’s consent may be conditioned upon Tenant’s requirement to pay such amounts as will be incurred by Landlord to install and operate any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord, including but not limited to the cost of modifications to the air conditioning system. Landlord shall not, in any way, be liable or responsible to Tenant for any loss or damage or expense which Tenant may incur or sustain if, for any reasons beyond Landlord’s reasonable control, either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants that at all times its use of electric current shall never exceed the capacity of the feeders, risers or electrical installations of the Building. If submetering of electricity in the Building will not be permitted under future laws or regulations, the Rent will then be equitably and periodically adjusted to include an additional payment to Landlord reflecting the cost to Landlord for furnishing electricity to Tenant in the Premises.

Any amounts which Tenant is required to pay to Landlord pursuant to this Section 7.01 shall be payable within thirty (30) days following invoicing by Landlord and shall constitute additional rent.

7.02 Interruption of Services. Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in Section 7.01, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay Base Rent and additional rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant. Further, in the event any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule, regulation, mandatory control or voluntary guideline and Tenant’s obligations hereunder shall not be affected by any such action of Landlord. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in this Lease. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

ARTICLE 8 – MAINTENANCE AND REPAIRS

8.01 Landlord’s Obligations. Except as provided in Sections 8.02 and 8.03 below, Landlord shall maintain the Building and the common areas of the Building and the parking area facilities serving the Building in good and sanitary condition and repair throughout the Lease Term equivalent to that for similar Class “A” buildings in the Sacramento central business district and shall maintain and repair the structural portions of the Building (including without limitation the foundations exterior walls, structural condition of interior bearing walls, exterior roof) and the Building Systems defined as the plumbing, HVAC, electrical, fire/life safety elevator and security system, except to the extent the need for such repair or maintenance was due to damage caused by Tenant (subject to the final sentence of Section 8.02 below); provided, however, that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance in the Premises unless such failure shall persist for an unreasonable time after written notice of the need for such repairs or maintenance is given to Landlord by Tenant. Except as provided in Article XI, there shall be no abatement of Rent, nor shall there be any liability of Landlord, by reason of any injury or inconvenience to, or interference with, Tenant’s business or operations arising from the making of, or failure to make, any maintenance or repairs in or to any portion of the Building.

8.02 Tenant’s Obligations. Subject to Landlord’s obligations during the Lease Term, Tenant shall, at its sole cost and expense, maintain the non-structural portions of the Premises in good order and repair (including, without limitation, the carpet, wall-covering, doors and other trade fixtures, equipment, alterations and improvements, and the Building Systems to the extent located within the Premises and exclusively serving the Premises whether installed by Landlord or Tenant). Further, and subject to the final sentence of this Section 8.02, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, any damage to any portion of the Building or the Premises caused by (a) Tenant’s activities in the Building or the Premises; (b) the performance or existence of any alterations, additions or improvements made by Tenant in or to the Premises; (c) the installation, use, operation or movement of Tenant’s property in or about the Building or the Premises; or (d) any act or omission by Tenant or its officers, partners, employees, agents, contractors or invitees. Nothing in this provision is intended to require Tenant to pay for any cost incurred to the extent such cost is covered by insurance required to be maintained by either party to this Lease, or, in the case of Landlord’s required insurance, would have been covered if Landlord’s insurance was properly maintained under this Lease.

8.03 Landlord’s Rights. Subject to the limitations in Article 21 below, Landlord and its contractors shall have the right, at all reasonable times and upon prior oral or telephonic notice to Tenant at the Premises, other than in the case of any emergency in which case no notice shall be required, to enter upon the Premises to make any repairs to the Premises or the Building reasonably required or deemed reasonably necessary by Landlord and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs.

ARTICLE 9 - ALTERATIONS, ADDITIONS AND IMPROVEMENTS

9.01 Landlord’s Consent; Conditions. Except for the Tenant’s Work described in the Work Letter Agreement attached hereto as Exhibit B which shall be governed by the terms of the Work Letter Agreement, Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises (“Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld conditioned or delayed beyond ten (10) business days after Tenant has provided Landlord with plans and specifications therefor. Landlord may impose as a condition to making any Alterations such requirements as Landlord in its reasonable discretion deems necessary or desirable including without limitation: Tenant’s submission to Landlord, for Landlord’s prior written reasonable approval, of all plans and specifications relating to the Alterations; Landlord’s prior written reasonable approval of the time or times when the Alterations are to be performed; Landlord’s prior written reasonable approval of the contractors and subcontractors performing work in connection with the Alterations; employment of union contractors and subcontractors who shall not cause labor disharmony; Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; Tenant’s delivery to Landlord of such bonds and insurance as Landlord shall reasonably require; and Tenant’s payment to Landlord of all reasonable costs and expenses incurred by Landlord because of Tenant’s Alterations, including but not limited to costs incurred in reviewing the plans and specifications for, and the progress of, the Alterations. Tenant is required to provide Landlord written notice of whether the Alterations include the Handling of any Hazardous Materials and whether these materials are of a customary and typical nature for industry practices. Tenant shall not place a load upon any floor of the Premises that exceeds seventy (70) pounds per square foot “live load.” Upon completion of the Alterations, Tenant shall provide Landlord with copies of as-built plans. Neither the approval by Landlord of plans and specifications relating to any Alterations nor Landlord’s supervision or monitoring of any Alterations shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use or the proper performance of the Alterations. Notwithstanding anything to the contrary in this Article 9, Tenant, at its sole cost and expense, shall have the right to make Alterations to the Premises without Landlord’s consent, but upon ten (10) days prior written notice to Landlord, provided that such alterations, additions and/or improvements (a) do not cost in the aggregate more than Ten Thousand and 00/100 Dollars ($10,000.00) in any twelve (12) month period in each instance; (b) do not adversely affect the Building structure; (c) do not adversely affect the Building systems; (d) do not affect the exterior appearance of the Building; (e) comply with Applicable Laws; and (f) do not unreasonably interfere with the normal and customary business operations of the other tenants in the Building (individually and collectively a “Design Problem”). Notwithstanding anything to the contrary in this Lease, Landlord agrees that Tenant shall have the right, at its sole cost and expense, subject only to Landlord’s approval, which Landlord may withhold in its reasonable discretion, to install, maintain, modify and if necessary relocate a vault and up to one (1) Automated Teller Machine (“ATM”) and a night depository on the Premises accessible by walk by invitees of the Tenant from the Common Area outside the Premises, along with such lighting and security systems required under Applicable Law for such installations. Landlord agrees that Tenant’s continued operation, maintenance and repair and/or replacement of Tenant’s ATM in this existing location in the Premises as of the Commencement Date shall not require any additional approval by Landlord. Subject to Tenant’s compliance with all Applicable Laws, Landlord further agrees that Tenant shall have the exclusive right to install and operate an ATM in the Building.

9.02 Performance of Alterations Work. All work relating to the Alterations shall be performed in compliance with the plans and specifications approved by Landlord which approval will not be unreasonably withheld conditioned or delayed, all applicable laws, ordinances, rules, regulations and directives of all governmental authorities having jurisdiction (including without limitation Title 24 of the California Administrative Code) and the requirements of all carriers of insurance on the Premises and the Building, the Board of Underwriters, Fire Rating Bureau, or similar organization. All reasonable work shall be performed in a diligent, first class manner and so as not to unreasonably interfere with any other tenants or occupants of the Building. All costs incurred by Landlord relating to the Alterations shall be payable to Landlord by Tenant as additional rent upon demand. No asbestos-containing materials shall be used or incorporated in the Alterations. No lead-containing surfacing material, solder, or other construction materials or fixtures where the presence of lead might create a condition of exposure not in compliance with Environmental Laws shall be incorporated in the Alterations.

9.03 Liens. Tenant shall pay when due all costs for work performed and materials supplied to the Premises. Tenant shall keep Landlord, the Premises and the Building free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by or for Tenant and Tenant shall protect, indemnify, hold harmless and defend Landlord, the Premises and the Building of and from any and all loss, cost, damage, liability and expense, including attorneys’ fees, arising out of or related to any such liens or notices. Further, Tenant shall give Landlord not less then seven (7) business days prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non-responsibility. During the progress of such work, Tenant shall, upon Landlord’s request, furnish Landlord with sworn contractor’s statements and lien waivers covering all work theretofore performed. Tenant shall satisfy or otherwise discharge all liens, stop notices or other claims or encumbrances within ten (10) days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to pay and remove such lien, claim or encumbrance within such ten (10) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the rate set forth in Section 4.06 hereof for amounts owed Landlord by Tenant shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.

9.04 Lease Termination. Except as provided in this Section 9.04, upon expiration or earlier termination of this Lease Tenant shall surrender the Premises to Landlord in the same condition as existed on the date Tenant first occupied the Premises, (whether pursuant to this Lease or an earlier lease), subject to reasonable wear and tear, and shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises. All Alterations shall become a part of the Premises and shall become the property of Landlord upon the expiration or earlier termination of this Lease, unless Landlord shall, by written notice given to Tenant at the time of Landlord’s consent to such Alterations or within thirty (30) days of Landlord’s receipt of Tenant’s notice to Landlord of Alterations not requiring Landlord’s consent as provided in such 9.01 above, require Tenant to remove some or all of Tenant’s Alterations, in which event Tenant shall promptly, upon termination of the Lease Term, remove the designated Alterations and shall promptly repair any resulting damage, all at Tenant’s sole expense. Notwithstanding anything to the contrary herein, all business and trade fixtures, machinery and equipment, ATMs, furniture, movable partitions, signs or other items identifying Tenant’s business or Tenant’s proprietary marks on the Premises and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant; upon the expiration or earlier termination of this Lease, Tenant shall have the obligation, at its sole expense, to remove all such items (excluding the vault, which shall remain on the Premises), provided Tenant shall promptly repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove any items Tenant is required to remove under the terms of this Section 9.04 or to repair damage caused by such removal promptly after the expiration or earlier termination of the Lease, Landlord may, but need not, do so with no liability to Tenant, and Tenant shall pay Landlord the cost thereof upon demand. Landlord shall in no event be responsible for the value, preservation or safekeeping of any property removed from the Premises by Landlord pursuant to any provisions of this Lease or any law. Notwithstanding the foregoing to the contrary, in the event that Landlord gives its consent, pursuant to the provisions of Section 9.01 of this Lease, to allow Tenant to make an Alteration in the Premises, Landlord agrees, upon Tenant’s written request, to notify Tenant in writing at the time of the giving of such consent whether Landlord will require Tenant, at Tenant’s cost, to remove such Alteration at the end of the Lease Term. Landlord hereby waives any security interest in Tenant’s removable partitions, vault, ATMs or other business or trade fixtures, furnishings, facsimile machinery, equipment, communication equipment or other business property of Tenant’s located in the Premises and acquired by or for the accounting of Tenant, to secure the payment of Rent, under this Lease or any other obligations of Tenant.

ARTICLE 10 – INDEMNIFICATION AND INSURANCE

10.01 Indemnification.

(A) Tenant agrees to protect, indemnify, hold harmless and defend Landlord and any Mortgagee, as defined herein, and each of their respective partners, directors, officers, agents and employees, successors and assigns, (except to the extent of the losses described below are caused by the sole negligence or willful misconduct of Landlord, its agents and employees), from and against the following matters (whether or not any of such matters shall have been heretofore approved by Landlord):

(i) any and all claims, losses, damages, liens, judgments, fines, penalties, costs and liabilities or expenses as incurred (including but not limited to reasonable consultants and attorneys’ fees and legal costs) arising out of or related to any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to bodily injury, including death, or property damage sustained by such person or persons which arises out of, is occasioned by or is in any way attributable to the use or occupancy of the Premises or any portion of the Building by Tenant or the acts or omission of Tenant or its agents, employees, contractors, clients, invitees or subtenants, except that to the extent the same is caused by the sole negligence or willful misconduct of Landlord or its agents or employees. Such loss or damage shall include, but not be limited to, any injury or damage to, or death of, Landlord’s employees or agents or damage to the Premises or any portion of the Building.

(ii) any and all environmental damages which arise from: (i) the Handling of any Tenant’s Hazardous Materials, as defined in Section 6.03 or (ii) the breach of any of the provisions of this Lease. For the purpose of this Lease, “environmental damages” shall mean (a) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses (including without limitation, diminution in the value of the Premises or any portion of the Building, damages for the loss of or restriction on use of rentable or usable space or of any amenity of the Premises or any portion of the Building, and from any adverse impact of Landlord’s marketing of space); (b) all reasonable sums paid for settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees; and (c) all costs incurred by Landlord in connection with investigation or remediation relating to the Handling of Tenant’s Hazardous Materials, whether or not required by Environmental Laws, necessary for Landlord to make full economic use of the Premises or any portion of the Building, or otherwise required under this Lease. To the extent that Landlord is held strictly liable by a court or other governmental agency of competent jurisdiction under any Environmental Laws, Tenant’s obligation to Landlord and the other indemnities under the foregoing indemnification shall likewise be without regard to fault on Tenant’s part with respect to the violation of any Environmental Law which results in liability to the indemnitee. Tenant’s obligations and liabilities pursuant to this Section 10.01 shall survive the expiration or earlier termination of this Lease only as to claims arising out of events that occur prior to the termination of this Lease..

(B) Landlord shall indemnify, defend and hold Tenant and its officers, directors, shareholders, partners, members, agents, and employees harmless from and against any and all claims, losses, damages, liens, judgments, fines, penalties, costs (including reasonable attorneys’ and consultants’ fees and court costs), expenses and/or liabilities (“Claims”) for or loss from personal injury and/or property damage (i) arising in the Common Areas to the extent such claims are covered by insurance carried by Landlord ( or would have been covered had Landlord carried the insurance required under this Lease), or (ii) arising out of, involving, or in connection with the use or occupancy of the Building including the Premises by Landlord or its agents, servants, or employees (iii) arising from Landlord’s breach or default in the performance of its obligations under this Lease, or the negligent or unlawful acts or omission of Landlord or its agents, employees or contractors, provided that the provisions of this Section 10.01(B) shall not apply to any claim to the extent arising from or in connection with the sole negligence or willful misconduct of the Tenant or any agent, contractor, or employee of Tenant. This indemnity shall survive the termination of this Lease only as to claims arising out of events that occur prior to the termination of this Lease.

(C) Notwithstanding anything to the contrary contained herein, nothing shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurers to either Tenant or Landlord.

(D) Notwithstanding anything to the contrary contained in this Lease, nothing herein shall be construed to infer or imply that Tenant is a partner, joint venturer, agent, employee, or otherwise acting by or at the direction of Landlord.

10.02 Property Insurance.

(A) At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, “all-risk” property insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes, explosion, in an amount not less than one hundred percent (100%) of the replacement cost covering (a) all Alterations made by or for Tenant in the Premises; and (b) Tenant’s trade fixtures, equipment and other personal property from time to time situated in the Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements not the property of Tenant or required under this Lease to be removed by Tenant shall be paid to Landlord and the proceeds applicable those leasehold improvements that are the property of Tenant or required under this Lease to be removed by Tenant or to Tenant’s personal property shall be paid to Tenant.

(B) At all times during the Lease Term, Tenant shall procure and maintain business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 10.02(A) for no less than twelve (12) months.

(C) Landlord shall, at all times during the Lease Term, procure and maintain the broadest available “all-risk” (special form-causes of loss) property insurance in the amount not less than one hundred percent (100%) of the insurable replacement cost covering the Building in which the Premises are located and such other insurance as may be required by a Mortgagee or otherwise desired by Landlord.

10.03 Liability Insurance.

(A) At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000) per occurrence and a general aggregate limit of at least Two Million Dollars ($2,000,000), and with umbrella coverage with limits of not less than $5,000,000. All such policies shall be written to apply to all bodily injury, property damage, personal injury losses and shall be endorsed to include Landlord and its agents, beneficiaries, partners, employees, and any deed of trust holder or mortgagee of Landlord or any ground lessor as additional insureds. Such liability insurance shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to the additional insureds.

(B) Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, shall obtain a policy or policies of insurance issued by a responsible insurance company and in a form acceptable to Landlord saving harmless and protecting Landlord and the Premises against any and all damages, claims, liens, judgments, expenses and costs, including actual attorneys’ fees, arising under any present or future law, statute, or ordinance of the State of California or other governmental authority having jurisdiction of the Premises, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of One Million ($1,000,000) per occurrence and shall apply to bodily injury, fatal or nonfatal; injury to means of support; and injury to property of any person. Such policy or policies of insurance shall name Landlord and its agents, beneficiaries, partners, employees and any mortgagee of Landlord or any ground lessor of Landlord as additional insureds.

(C) At all times during the Lease Term, Tenant shall procure and maintain, at its sole cost and expense, business auto liability insurance which insures against bodily injury and property damage claims arising out of ownership, use or maintenance of any auto with a combined single limit per accident of not less than $1,000,000.00.

(D) Landlord shall, at all times during the Lease Term, procure and maintain commercial general liability insurance for the Building in which the Premises are located. Such insurance shall have minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) per occurrence, and a general aggregate limit of at least Two Million Dollars ($2,000,000).

10.04 Workers’ Compensation Insurance. At all times during the Lease Term, Tenant shall procure and maintain Workers’ Compensation Insurance in accordance with the laws of the State of California, and Employer’s Liability insurance with a limit not less than One Million Dollars ($1,000,000) Bodily Injury Each Accident; One Million Dollars ($1,000,000) Bodily Injury By Disease - Each Person; and One Million Dollars ($1,000,000) Bodily Injury to Disease - Policy Limit.

10.05 Policy Requirements. All insurance required to be maintained by Tenant or Landlord (except for carriers on excess earthquake coverage) shall be issued by insurance companies authorized to do insurance business in the State of California and rated not less than A-VIII in Best’s Insurance Guide. A certificate of insurance (or, at Landlord’s option, copies of the applicable policies) evidencing the insurance required under this Article X shall be delivered to Landlord not less than ten (10) days prior to the Commencement Date. No such policy shall be subject to cancellation or modification without thirty (30) days prior written notice to Landlord and to any deed of trust holder, mortgagee or ground lessor designated by Landlord to Tenant. Tenant shall furnish Landlord with a replacement certificate with respect to any insurance not less than ten (10) days prior to the expiration of the current policy. Tenant shall have the right to provide the insurance required by this Article X pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises and Landlord as required by this Lease.

10.06 Waiver of Subrogation. Without affecting any other rights or remedies, Landlord and Tenant each release and relieve the other, hereby waive their entire right of recovery against the other for loss or damage to its property arising out of or incident to the perils or hazards required to be covered by property insurance under this Lease. Any policy of property insurance to be provided by Tenant or Landlord pursuant to paragraph 10.02 (A), (B) and (C) and 10.04 shall contain a clause denying the applicable insurer any right of subrogation against Landlord or Tenant, as the case may be, provided such insurance is not invalidated thereby.

10.07 Failure to Insure. If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Article X, Tenant shall be liable to Landlord for any loss or cost resulting from such failure to maintain. Tenant may not self-insure against any risks required to be covered by insurance without Landlord’s prior written consent.

ARTICLE 11 – DAMAGE OR DESTRUCTION

11.01 Total Destruction. Except as provided in Section 11.03 below, this Lease shall automatically terminate if the Building is totally destroyed.

11.02 Partial Destruction of Premises. If the Premises are damaged by any casualty and, in Landlord’s opinion, the Premises (exclusive of any Alterations made to the Premises by Tenant) can be restored to its pre-existing condition within two hundred ten (210) days after the date of the damage or destruction, Landlord shall, upon written notice from Tenant to Landlord of such damage, except as provided in Section 11.03, promptly and with due diligence repair any damage to the Premises (exclusive of any Alterations to the Premises made by Tenant, which shall be promptly repaired by Tenant at its sole expense) and, until such repairs are completed, the Rent shall be abated from the date of damage or destruction in the same proportion that the rentable area of the portion of the Premises which is unusable by Tenant in the conduct of its business bears to the total rentable area of the Premises. Landlord shall provide Tenant with written notice of Landlord’s reasonable estimate of how long the repair or restoration shall take within seventy five (75) days after Tenant’s notice to Landlord of such damage or destruction. If such repairs cannot, in Landlord’s reasonable opinion, be made within said two hundred ten (210) day period, then Landlord may, at its option, exercisable by written notice given to Tenant within thirty (30) days after the date of the damage or destruction, elect to make the repairs within a reasonable time after the damage or destruction, in which event this Lease shall remain in full force and effect but the Rent shall be abated as provided in the preceding sentence; if Landlord does not so elect to make the repairs, then either Landlord or Tenant shall have the right, by written notice given to the other within sixty (60) days after the date of the damage or destruction, to terminate this Lease as of the date of the damage or destruction. Notwithstanding the foregoing, if such repairs cannot reasonably be made within said two hundred ten (210) day period, or if such repairs are not actually completed within two hundred forty (240) days, or if at the time the damage or destruction occurs, less than one (1) year remains in the Term, then in any such event, Tenant may elect to terminate this Lease by written notice to Landlord effective as of the date of such notice.

11.03 Exceptions to Landlord’s Obligations. Notwithstanding anything to the contrary contained in this Article XI, Landlord shall have no obligation to repair the Premises if either: (a) the Building in which the Premises are located is so damaged as to require repairs to the Building exceeding twenty percent (20%) of the full insurable value of the Building; or (b) Landlord elects to demolish the Building in which the Premises are located; or (c) the damage or destruction occurs less than two (2) years prior to the Termination Date, exclusive of option periods. Further, Tenant’s Rent shall not be abated if either (i) the damage or destruction is repaired within five (5) business days after Landlord receives written notice from Tenant of the casualty, or (ii) Tenant, or any officers, partners, employees, agents or invitees of Tenant, or any assignee or subtenant of Tenant, is, in whole or in part, responsible for the damage or destruction.

11.04 Waiver. The provisions contained in this Lease shall supersede any contrary laws (whether statutory, common law or otherwise) now or hereafter in effect relating to damage, destruction, self-help or termination, including California Civil Code Sections 1932 and 1933.

ARTICLE 12 – CONDEMNATION

12.01 Taking. If the entire Premises or so much of the Premises as to render the balance unusable by Tenant shall be taken by condemnation, sale in lieu of condemnation or in any other manner for any public or quasi-public purpose (collectively “Condemnation”), then this Lease shall terminate on the date that title or possession to the Premises is taken by the condemning authority, whichever is earlier.

12.02 Award. In the event of any Condemnation, the entire award for such taking shall belong to Landlord. Tenant shall have no claim against Landlord or the award for the value of any unexpired term of this Lease or otherwise; provided that nothing contained in this Section 12.02 shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any award or compensation to Tenant for the taking of Tenant’s personal property, or the unamortized costs of Tenant’s improvements to the extent paid for by Tenant and Tenant shall also be entitled to independently pursue a separate award in a separate proceeding for Tenant’s relocation costs directly associated with the taking, provided such separate award does not diminish Landlord’s award. In the event of a partial taking which does not result in a termination of this Lease as provided above, Rent shall be proportionally reduced based upon the portion of the Premises rendered unusable, and Landlord shall restore the Premises and the Building to the extent of available condemnation proceeds.

12.03 Temporary Taking. No temporary taking of the Premises shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary taking shall belong to Tenant to the extent that the award applies to any time period during the Lease Term and to Landlord to the extent that the award applies to any time period outside the Lease Term.

ARTICLE 13 – RELOCATION

[INTENTIONALLY OMITTED]

ARTICLE 14 – ASSIGNMENT AND SUBLETTING

14.01 Restriction. Without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed beyond ten (10) business days after Landlord’s receipt of Tenant’s request therefor, Tenant shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (any such assignment, encumbrance, subletting, occupation or transfer is hereinafter referred to as a “Transfer”). Any dissolution, merger, consolidation, sale of substantially all assets, other reorganization, connected or related sale or transfer of a controlling percentage of capital stock, or sale of at least twenty five percent (25%) of the value of the assets of Tenant shall be deemed a “Transfer” for purposes of this paragraph. The phrase “controlling percentage” means ownership of or right to vote stock possessing, cumulatively, at least twenty five percent (25%) of the total combined voting power of all classes of Tenant’s stock issued and outstanding and entitled to vote for election of directors. The preceding two (2) sentences of this paragraph shall not apply (each, a “Permitted Transfer”) (1) to transfers pursuant to a decree of a probate court, or transfers by any shareholder of any shares by way of inheritance, bequest, devise, or transfer in trust to the shareholder’s issue or persons constituting shareholder’s presumptive heirs at law, by way of gifts to the same persons, by way of sales to the same persons or to a trust established primarily for the shareholder’s benefit, provided that any subsequent transferee of such shares by any of the foregoing means shall be subject to this Section 14.01, (2) to sales of stock through a public exchange, at arm’s length in the over-the-counter market (including pink sheets), (3) to transfers as part of a merger, acquisition or sale of assets whereby Tenant or its assets are acquired, provided the surviving entity or successor entity expressly and unconditionally assumes all Tenant’s obligations under this Lease and further provided that the surviving or successor entity’s financial condition, as reflected in consolidated audited financial statements, shall, in Landlord’s reasonable discretion, be reasonably adequate to assure that the surviving or successor entity will be able to satisfy the Tenant’s obligations under this Lease for the duration of its term; if no such financial statements are available at the time of the merger, acquisition or sale of assets, then the transaction shall be deemed an assignment and Landlord’s consent shall be required or (4) to an “Affiliate”. As used herein, “Affiliate” shall mean any corporation or other entity controlling, controlled by, or under common control with (directly or indirectly) Tenant, including without limitation, any parent corporation controlling Tenant or any subsidiary that Tenant controls. The term “control”, as used herein, shall mean the power to direct or cause the direction of the management and policies of the controlled entity through the ownership of more than fifty percent (50%) of the voting securities in such controlled entity. Notwithstanding anything contained in this Article XIV to the contrary, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

14.02 Notice to Landlord. If Tenant desires to assign this Lease or any interest herein, or to sublet all or any part of the Premises, then at least thirty (30) days but not more than one hundred eighty (180) days prior to the effective date of the proposed assignment or subletting, Tenant shall submit to Landlord in connection with Tenant’s request for Landlord’s consent:

(A) A statement containing (i) the name and address of the proposed assignee or subtenant; (ii) such financial information with respect to the proposed assignee or subtenant as Landlord shall reasonably require; (iii) the type of use proposed for the Premises; and (iv) all of the principal terms of the proposed assignment or subletting;

(B) Four (4) originals of the assignment or sublease on a form approved by Landlord and four (4) originals of the Landlord’s Consent to Sublease or Assignment and Assumption of Lease and Consent; and

(C) Insurance certificates evidencing the assignee’s or subtenant’s compliance with all insurance obligations required of Tenant under this Lease.

14.03 [Intentionally Omitted].

14.04 Landlord’s Consent; Standards. Landlord’s consent to a proposed assignment or subletting shall not be unreasonably withheld; but, in addition to any other grounds for denial, Landlord’s consent shall be deemed reasonably withheld if, in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by other tenants in the Building; (iii) the proposed assignee or subtenant intends to use any part of the Premises for a purpose not permitted under this Lease; (iv) either the proposed assignee or subtenant, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant occupies space in the Building, or is negotiating with Landlord to lease space in the Building; (v) the proposed assignee or subtenant is disreputable; or (vi) the use of the Premises or the Building by the proposed assignee or subtenant would, in Landlord’s reasonable judgment, impact the Building in a negative manner including but not limited to significantly increasing the pedestrian traffic in and out of the Building or requiring any alterations to the Building to comply with applicable laws; (vii) the subject space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes; (viii) the transferee is a government (or agency or instrumentality thereof) or (ix) Tenant has failed to cure a default at the time Tenant requests consent tot the proposed Transfer.

14.05 Additional Rent. If Landlord consents to any such assignment or subletting, one-half (1/2) of the net amount by which all sums or other economic consideration received by Tenant in connection with such assignment or subletting, whether denominated as rental or otherwise, less Tenant’s reasonable costs incurred to consummate the transfer including without limitation reasonable brokerage fees, marketing costs, tenant improvement allowances or other similar costs actually paid by Tenant in assigning or subletting the Premises, exceeds, in the aggregate, the total sum which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to less than all of the Premises under a sublease) shall be paid to Landlord promptly after receipt as additional Rent under the Lease without affecting or reducing any other obligation of Tenant hereunder.

14.06 Landlord’s Costs. If Tenant shall Transfer this Lease or all or any part of the Premises or shall request the consent of Landlord to any Transfer, Tenant shall pay to Landlord as additional rent Landlord’s reasonable costs related thereto, including Landlord’s reasonable attorneys’ fees and a minimum fee to Landlord of Five Hundred Dollars ($500.00).

14.07 Continuing Liability of Tenant. Notwithstanding any Transfer, including an assignment or sublease to an Affiliate, Tenant shall remain as fully and primarily liable for the payment of Rent and for the performance of all other obligations of Tenant contained in this Lease to the same extent as if the Transfer had not occurred; provided, however, that any act or omission of any transferee, other than Landlord, that violates the terms of this Lease shall be deemed a violation of this Lease by Tenant.

14.08 Non-Waiver. The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article XIV, to any further Transfer. In the event of an assignment or subletting, Landlord may collect rent from the assignee or the subtenant without waiving any rights hereunder and collection of the rent from a person other than Tenant shall not be deemed a waiver of any of Landlord’s rights under this Article XIV, an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. If Tenant shall default under this Lease and fail to cure within the time permitted, Landlord is irrevocably authorized to direct any transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.

ARTICLE 15 – DEFAULT AND REMEDIES

15.01 Events of Default By Tenant. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:

(A) The failure by Tenant to pay Base Rent or make any other payment required to be made by Tenant hereunder as and when due, if such failure continues for five (5) business days after written notice thereof by Landlord to Tenant; provided however such five (5) day notice described herein shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure or any other law now or hereafter in effect requiring that notice of default be given prior to the commencement of any unlawful detainer or other legal proceeding.

(B) The abandonment of the Premises by Tenant or the vacation of the Premises by Tenant for fourteen (14) consecutive days (with or without the payment of Rent).

(C) The making by Tenant of any assignment of this Lease or any sublease of all or part of the Premises, except as expressly permitted under Article XIV of this Lease.

(D) The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in Sections 15.01(A), 15.01(B) or 15.01 (C) above, if such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot be cured within the thirty (30) day period, no default shall exist if Tenant commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. The thirty (30) day notice described herein shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Civil Code of Procedure or any other law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.

(E) The making by Tenant of any general assignment for the benefit of creditors, the filing by or against Tenant of a petition under any federal or state bankruptcy or insolvency laws (unless, in the case of a petition filed against Tenant the same is dismissed within thirty (30) days after filing); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets at the Premises or Tenant’s interest in this Lease or the Premises, when possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease or the Premises, if such seizure is not discharged within thirty (30) days.

(F) Any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant in connection with negotiating or entering into this Lease or in connection with any Transfer under Section 14.01.

15.02 Landlord’s Right to Terminate Upon Tenant Default. In the event of any default by Tenant as provided in Section 15.01 above, Landlord shall have the right to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord’s election to terminate this Lease, in which event Landlord shall be entitled to receive from Tenant:

(A) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in subparagraphs (A) and (B) above, “worth at the time of award” shall be computed by allowing interest on such amounts at the then highest lawful rate of interest, but in no event to exceed one percent (1%) per annum plus the rate established by the Federal Reserve Bank of San Francisco on advances made to member banks under Sections of the Federal Reserve Act (“discount rate”) prevailing at the time of the award. As used in paragraph (C) above, “worth at the time of award” shall be computed by discounting such amount by (i) the discount rate of the Federal Reserve Bank of San Francisco prevailing at the time of award plus (ii) one percent (1%).

15.03 Mitigation of Damages. If Landlord terminates this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate Landlord’s damages except to the extent required by applicable law. If Landlord has not terminated this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate under any circumstances and may permit the Premises to remain vacant or abandoned. If Landlord is required to mitigate damages as provided herein: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building, (ii) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Building or other projects owned by Landlord or its affiliates in the same geographic area, before reletting all or any portion of the Premises, and (iii) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Premises during such period. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Building at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.

15.04 Landlord’s Right To Continue Lease Upon Tenant Default. In the event of a default of this Lease and abandonment of the Premises by Tenant, if Landlord does not elect to terminate this Lease as provided in Section 15.02 above, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease. Without limiting the foregoing, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s default and abandonment and recover Rent as it becomes due, if Tenant has the right to Transfer, subject to reasonable limitations). In the event Landlord re-lets the Premises, to the fullest extent permitted by law, the proceeds of any reletting shall be applied first to pay to Landlord all costs and expenses of such reletting (including without limitation, costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord shall maintain and operate the Premises, the costs thereof) and receivers’ fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant shall not be entitled to receive any portion of such revenue.

15.05 Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, Landlord may, but shall not be obligated to, make any payment or perform any such other act on Tenant’s part to be made or performed, without waiving or releasing Tenant of its obligations under this Lease. Any sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the lesser of the maximum rate permitted by law if any or ten percent (10%) per annum from the date of such payment, shall be payable to Landlord as additional rent on demand and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent.

15.06 Default Under Other Leases. If the term of any lease, other than this Lease, heretofore or hereafter made by Tenant for any office space in the Building shall be terminated or terminable after the making of this Lease because of any default by Tenant under such other lease, such fact shall empower Landlord, at Landlord’s sole option, to terminate this Lease by notice to Tenant or to exercise any of the rights or remedies set forth in Section 15.02.

15.07 Non-Waiver. Nothing in this Article shall be deemed to affect Landlord’s rights to indemnification for liability or liabilities arising prior to termination of this Lease or Tenant’s right to possession of the Premises for personal injury or property damages under the indemnification clause or clauses contained in this Lease. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in the Lease provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

15.08 Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of the Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of the Lease. In addition to the other remedies provided in the Lease, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of the Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

15.09 Default by Landlord. Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure) after Landlord receives written notice from Tenant specifying the default. The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s). If Landlord shall default in the performance of any of its obligations under this Lease (after notice and opportunity to cure as provided herein), Tenant may pursue any remedies available to it under the law and this Lease, except that, in no event, shall Landlord be liable for punitive damages, lost profits, business interruption, speculative, consequential or other such damages. In recognition that Landlord must receive timely payments of Rent and operate the Building, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent.

ARTICLE 16 ATTORNEYS’ FEES: COSTS OF SUIT

16.01 Attorneys Fees. If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, or if the services of an attorney are required upon the bankruptcy of a party to this Lease to compel or object to assumption or rejection of this Lease, seek relief from the automatic stay or object to an action to recover a preference or fraudulent transfer, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its actual attorneys’ fees irrespective of whether or not the action or other proceeding is prosecuted to judgment and irrespective of any court schedule of reasonable attorneys’ fees. In addition, Tenant shall reimburse Landlord, upon demand, for all reasonable attorneys’ fees incurred in collecting Rent, resolving any actual default by Tenant, securing indemnification as provided in Article X and paragraphs, 16.02, 23.01 and 25.01 herein or otherwise seeking enforcement against Tenant, its sublessees and assigns, of Tenant’s obligations under this Lease.

16.02 Indemnification. Should Landlord be made a party to any litigation instituted by Tenant against a party other than Landlord, or by a third party against Tenant, Tenant shall indemnify, hold harmless and defend Landlord from any and all loss, cost, liability, damage or expense incurred by Landlord, including attorneys’ fees, in connection with the litigation.

ARTICLE 17 – SUBORDINATION AND ATTORNMENT

17.01 Subordination. This Lease, and the rights of Tenant hereunder, are and shall be subject and subordinate to the interest of (i) all present and future ground leases and master leases of all or any part of the Building; (ii) present and future mortgages and deeds of trust encumbering all or any part of the Building; (iii) all past and future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust; provided that any future Mortgagee recognize this tenancy and provided further that Tenant shall not be disturbed by such future Mortgagee unless and until Tenant is in default of any provision of this Lease; and provided further, however, that any lessor under any such ground lease or master lease or any mortgagee or beneficiary under any such mortgage or deed of trust ( any such lessor, mortgagee or beneficiary is hereinafter referred to as a “Mortgagee”) shall have the right to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such ground lease, master lease, mortgage or deed of trust (or subject and subordinate to such ground lease, master lease, mortgage or deed of trust but superior to any junior mortgage or junior deed of trust). Upon demand, Tenant shall execute, acknowledge and deliver any instruments reasonably requested by Landlord or any such Mortgagee to effect the purposes of this Section 17.01. Such instruments may contain, among other things, provisions to the effect that such Mortgagee (hereafter, for the purposes of this Section 17.01, a “Successor Landlord”) shall (i) not be liable for any act or omission of Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (ii) not be subject to any offsets or defenses which Tenant might have been able to assert against Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (iii) not be liable for the return of any security deposit under the Lease unless the same shall have actually been deposited with such Successor Landlord; (iv) be entitled to receive notice of any Landlord default under this Lease plus the same concurrent opportunity to cure such default prior to Tenant having any right or ability to terminate this Lease as a result of such Landlord default; (v) not be bound by any rent or additional rent which Tenant might have paid for more than the current month to Landlord; (vi) not be bound by any amendment or modification of the Lease or any cancellation or surrender of the same made without Successor Landlord’s prior written consent; (vii) not be bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Successor Landlord succeeded to Landlord’s interest and (viii) not be bound by any obligation under the Lease to perform any work or to make any improvements to the demised Premises but otherwise shall not enlarge Tenant’s obligations (other than for ministerial acts) or decrease Tenant’s rights under this Lease by reason of such instrument. Any obligations of any Successor Landlord under its respective lease shall be non-recourse as to any assets of such Successor Landlord other than its interest in the Premises and improvements.

17.02 Attornment.

(A) If the interests of Landlord under the Lease shall be transferred to any superior Mortgagee or other purchaser or person taking title to the Building by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust, Tenant shall be bound to such Successor Landlord under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if Successor Landlord were the landlord under the Lease, and Tenant shall attorn to and recognize as Tenant’s landlord under this Lease such Successor Landlord, as its landlord, said attornment to be effective and self-operative without the execution of any further instruments upon Successor Landlord’s succeeding to the interest of Landlord under the Lease. Tenant shall, upon demand, execute any documents reasonably requested by any such person to evidence the attornment described in this Section 17.02.

(B) Upon written request from Tenant, and provided Tenant is not in default under this Lease, Landlord agrees to use diligent, commercially reasonable efforts to obtain a Non-Disturbance Agreement from the current or future Mortgagee or any Successor Landlord which Agreement shall provide that in the event of any foreclosure, sale under power of sale, groundlease or master lease termination, or transfer in lieu thereof, or the exercise of any remedy thereunder, that (i) Tenant’s use, possession and enjoyment of the Premises and this Lease (and any options to extend the term thereof) shall not be disturbed, (ii) this Lease shall continue in full force and effect as a lease directly with the Successor Landlord, and (iii) subject to the provisions of Section 17.01 above, Tenant’s obligations shall not be increased nor Tenant’s rights decreased under this Lease by reason of such transaction so long as Tenant is not in material default under this Lease beyond any applicable notice and cure period. Such Non-Disturbance Agreement may be embodied in the Mortgagee’s customary form of Subordination and Non-Disturbance Agreement. If, after exerting diligent, commercially reasonable efforts, Landlord is unable to obtain a Non-Disturbance Agreement from any such Mortgagee or Successor Landlord, Landlord shall have no further obligation to Tenant with respect thereto, except that Tenant shall have the right to contact such Mortgagee or Successor Landlord directly to seek to obtain a Non-Disturbance Agreement therefrom and Landlord shall cooperate with Tenant’s efforts to obtain such Non-Disturbance Agreement. Landlord agrees to give Tenant prior written notice of any future Mortgagee in order to afford Tenant an opportunity to request Landlord obtain a Non-Disturbance Agreement therefrom.

17.03 Mortgagee Protection. Tenant agrees to give any Mortgagee, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee (hereafter the “Notified Party”). The Notified Party shall have the time to cure the default set forth in the second clause (iv) of Section 17.01 above.

ARTICLE 18 – QUIET ENJOYMENT

18.01 Provided that Tenant shall not be in default hereunder beyond any applicable notice or cure period, Tenant shall have and peaceably enjoy the Premises during the Lease Term free of claims by or through Landlord, subject to all of the terms and conditions contained in this Lease.

ARTICLE 19 – RULES AND REGULATIONS

19.01 The Rules and Regulations attached hereto as Exhibit C are hereby incorporated by reference herein and made a part hereof. Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Premises and/or the Building provided that Tenant shall be given prior written notice of any such amendment, modification and/or addition, and such Rules and Regulations shall not be modified or added to by Landlord in such a way as to materially interfere with Tenant’s Permitted Use of the Premises. Landlord shall not be liable to Tenant for any violation of such rules and regulations by any other tenant or occupant of the Building.

ARTICLE 20 – ESTOPPEL CERTIFICATES

20.01 Tenant agrees at any time and from time to time upon not less than seven (7) days’ prior written notice from Landlord to execute, acknowledge and deliver to Landlord a statement in writing addressed and certifying to Landlord, to any current or prospective Mortgagee or any assignee thereof, to any prospective purchaser of the land, improvements or both comprising the Building, and to any other party designated by Landlord, that this Lease is unmodified and in full force and effect (of if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that Tenant has accepted possession of the Premises, which are acceptable in all respects, and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; that Tenant is in full occupancy of the Premises; that no rent has been paid more than thirty (30) days in advance; that the first month’s Base Rent has been paid; that Tenant is entitled to no free rent or other concessions except as stated in this Lease; that Tenant has not been notified of any previous assignment of Landlord’s or any predecessor landlord’s interest under this Lease; the dates to which Base Rent, additional rental and other charges have been paid; that Tenant, as of the date of such certificate, has no charge, lien or claim of setoff under this Lease or otherwise against Base Rent, additional rental or other charges due or to become due under this Lease; that to Tenant’s current, actual knowledge, Landlord is not in default in performance of any covenant, agreement or condition contained in this Lease; or any other matter relating to this Lease or the Premises or, if so, specifying each such default. In addition, in the event that such certificate is being given to any Mortgagee, such statement may contain any other provisions customarily required by such Mortgagee including, without limitation, an agreement on the part of Tenant to furnish to such Mortgagee, written notice of any Landlord default and a reasonable opportunity for such Mortgagee to cure such default prior to Tenant being able to terminate this Lease. Any such statement delivered pursuant to this Section may be relied upon by Landlord or any Mortgagee, or prospective purchaser to whom it is addressed and such statement, if required by its addressee, may so specifically state. If Tenant does not execute, acknowledge and deliver to Landlord the statement as and when required herein, Tenant shall be in material default under this Lease without further notice or demand.

ARTICLE 21 – ENTRY BY LANDLORD

21.01 Landlord may enter the Premises at all reasonable times to: inspect the same; exhibit the same to prospective purchasers, Mortgagees or tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply janitorial and other services to be provided by Landlord to Tenant under this Lease; post notices of non-responsibility; and make repairs or improvements in or to the Building or the Premises; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Notwithstanding anything to the contrary set forth above, Tenant has designated certain areas of the Premises as “Secured Areas” as shown and depicted on Exhibit I. Landlord may not enter such Secured Areas except in the case of an emergency or in the event of a Landlord inspection or repair, in which case Landlord shall provide Tenant with two (2) days prior written notice (except in the event of an emergency in which no notice shall be required) of the specific date and time of such Landlord inspection or repair and shall be accompanied by a representative of Tenant. Tenant hereby waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry, except to the extent caused by the sole negligence or willful misconduct of Landlord or its employees, contractors or agents. Landlord shall at all times have and retain a key or key card with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s duties under this Lease. If Landlord shall be required to obtain entry by means other than a key or key card provided by Tenant, the cost of such entry shall by payable by Tenant to Landlord as additional rent.

ARTICLE 22

LANDLORD’S LEASE UNDERTAKINGS-EXCULPATION FROM PERSONAL LIABILITY;

TRANSFER OF LANDLORD’S INTEREST

22.01 Landlord’s Lease Undertakings. Notwithstanding anything to the contrary contained in this Lease or in any exhibits, Riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant’s use of the Premises or the Building (collectively, “Landlord’s Lease Undertakings”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease Documents are a part (“Landlord’s Real Estate”) and not to any other assets of Landlord or its constituent cotenants or partners; and (b) except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its constituent cotenants or partners, or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives.

22.02 Transfer of Landlord’s Interest. In the event of any transfer of Landlord’s interest in the Building, Landlord shall be automatically freed and relieved from all applicable liability with respect to performance of any covenant or obligation on the part of Landlord accruing after the date of such transfer, provided any deposits or advance rents held by Landlord are turned over to the grantee and said grantee expressly assumes, subject to the limitations of this Section 22, all the terms, covenants and conditions of this Lease to be performed on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to all the provisions of this Section 22, be binding on Landlord, its successors and assigns, only during their respective periods of ownership.

ARTICLE 23 – HOLDOVER TENANCY

23.01 If Tenant holds possession of the Premises after the expiration or termination of the Lease Term, by lapse of time or otherwise, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Lease Term and Rent. During such holdover period, Tenant shall pay to Landlord a monthly rental equivalent to one hundred ten percent (110%) of the Rent payable by Tenant to Landlord with respect to the last month of the Lease Term provided that if such holder exceeds three (3) months in duration the amount to Rent shall be adjusted upward from 110% to 125% commencing with the fourth (4th) month. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Without limiting the foregoing, Tenant hereby agrees to indemnify, defend and hold harmless Landlord, its beneficiary, and their respective agents, contractors and employees, from and against any and all claims (including without limitation any claims against landlord by any succeeding tenant), liabilities, actions, losses, damages (including without limitation, direct, indirect, incidental and consequential) and expenses (including, without limitation, court costs and reasonable attorneys’ fees) asserted against or sustained by any such party and arising from or by reason of such retention of possession after three (3) months, which obligations shall survive the expiration or termination of the Lease Term.

ARTICLE 24 – NOTICES

24.01 All notices which Landlord or Tenant may be required, or may desire, to serve under this Lease or Applicable Law shall be in writing and may be delivered on the other by personal service or by mailing the same by regular or certified mail, return receipt requested, postage prepaid, addressed to Landlord at the address for Landlord set forth in Section 1.12 above and to Tenant at the address for Tenant set forth in Section 1.13 above, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any notice shall be deemed to have been received and served at the time when personally served or if sent by certified mail, return receipt requested shall be deemed given as the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given within 48 hours after the same is deposited in the United States mail addressed as required therein with postage prepaid.

ARTICLE 25 – BROKERS

25.01 The parties recognize as the broker(s) who procured this Lease the firm(s) specified in Section 1.14 and agree that Landlord shall be solely responsible for the payment of any brokerage commissions to said broker(s), and that Tenant shall have no responsibility therefor unless written provision to the contrary has been made a part of this Lease. If either party has dealt with any other person or real estate broker in respect to leasing, subleasing or renting space in the Building, such party shall be solely responsible for the payment of any fee due said person or firm and such party shall protect, indemnify, hold harmless and defend the other party from any liability in respect thereto.

ARTICLE 26 – ELECTRONIC SERVICES

26.01 Tenant’s Lines. Tenant may, in a manner consistent with the provisions and requirements of this Lease, install, maintain, replace, remove or use any communications or computer or other electronic service wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, which consent may be conditioned as required by Landlord, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, and (c) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines which are installed in violation of these provisions. Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void.

26.02 Definition of Electronic Services. As used herein “Electronic Services Provider” means a business which provides telephone, telegraph, telex, video, other telecommunications or other services which permit Tenant to receive or transmit information by the use of electronics and which require the use of wires, cables, antennas or similar devices in or on the Building. The services of Electronic Services Providers are sometime referred to herein as “Electronic Services.”

26.03 No Right to Specific Services. Landlord shall have no obligation (i) to install any Electronic Services equipment or facilities, (ii) to make available to Tenant the services of any particular Electronic Services Provider, (iii) to allow any particular Electronic Services Provider access to the Building, (iv) to continue to grant access to an Electronic Services Provider once such provider has been given access to the Building. Landlord may (but shall not have the obligation to): (x) install new Lines at the property, (y) create additional space for Lines at the property, and (z) adopt reasonable and uniform rules and regulations with respect to Lines.

26.04 Limitation of Landlord’s Responsibility. Tenant acknowledges and agrees that all Electronic Services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s Electronic Services equipment shall be and remain solely in the Tenant’s premises and the telephone closet(s) on the floor(s) on which the Tenant’s premises is located, in accordance with rules and regulations reasonably adopted by Landlord from time to time. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s Electronic Services equipment, including Lines; nor for any Lines or other infrastructure to which Tenant’s Electronic Services equipment may be connected. Tenant agrees that, to the extent any Electronic Services are interrupted, curtailed or discontinued, Landlord shall except to the extent caused by Landlord’s sole negligence or willful misconduct or breach of its obligations under this Lease have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its own expense to obtain substitute service. Except to the extent arising from the intentional or grossly negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the property. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

26.05 Necessary Service Interruptions. Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off Electronic Services facilities in the event of emergency or as necessary in connection with maintenance, repairs or construction at the Building or installation of Electronic Services equipment for other tenants of the Building or on account of violation by the Electronic Services Provider or owner of the Electronic Services equipment of any obligation to Landlord or in the event that Tenant’s use of the Electronic Services infrastructure of the Building materially interferes with the Electronic Services of other tenants of the Building.

26.06 Removal of Equipment, Wiring and Other Facilities. Any and all Electronic Services equipment installed in the Tenant’s Premises or elsewhere in the Building by or on behalf of Tenant, including Lines, or other facilities for Electronic Services reception or transmittal, shall be removed prior to the expiration or earlier termination of the Lease term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost, with the cost thereof to be paid as additional rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease term (except that the notice period shall extend to thirty (30) days beyond the date of termination of the Lease if it is terminated by either party due to a default by the other), to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all Electronic Services Lines and related infrastructure, or selected components thereof, whether located in the Tenant’s premises or elsewhere in the Building.

26.07 New Provider Installations. In the event that Tenant wishes at any time to utilize the services of an Electronic Services Provider whose equipment is not then servicing the Building, no such Electronic Services Provider shall be permitted to install its Lines or other equipment within the Building without first securing the prior written approval of the Landlord which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the Electronic Services Provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no current expense or risk or future expense whatsoever with respect to any aspect of the Electronic Services Provider’s provision of its Electronic Services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the Electronic Services Provider, the Electronic Services Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Electronic Services Provider; (iii) the Electronic Services Provider agrees to abide by such rules and regulations, Building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the Tenants in the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed alterations as described in Article IX of this Lease; (iv) Landlord reasonably determines that, considering other potential uses for space in the Building, there is sufficient space in the Building for the placement of all of the provider’s equipment, conduit, Lines and other materials; (v) the Electronic Services Provider agrees to abide by Landlord’s requirements, if any, that provider use existing Building conduits and pipes or use Building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the Electronic Services Provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the Electronic Services Provider’s equipment, for the fair market value of a Electronic Services Provider’s access to the Building, for the use of common or core space within the Building and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; (viii) at Landlord’s election, the Electronic Services Provider agrees to remove existing Lines located in or serving the Premises prior to installation of the Lines; and (ix) all of the foregoing matters are documented in a written license agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

26.08 Limit of Default or Breach. Notwithstanding any provision of the proceeding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective Electronic Services Provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted unreasonably with respect to Tenant’s request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant’s sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the prospective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or other Electronic Services Provider shall be deemed a third party beneficiary of this Lease.

26.09 Installation and Use of Wireless Technologies. Tenant shall not utilize any wireless Electronic Services equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Tenant’s premises, within the Building or attached to the outside walls or roof of the Building, without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Building, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.

26.10 Limitation of Liability For Equipment Interference. In the event that Electronic Services equipment, Lines and facilities or satellite and antennae equipment of any type installed by or at the request of Tenant within the Tenant’s premises, on the roof, or elsewhere within or on the Building causes interference to equipment used by another party, Tenant shall cease using such equipment, Lines and facilities or satellite and antennae equipment until the source of the interference is identified and eliminated and Tenant shall assume all liability related to such interference. Tenant shall cooperate with Landlord and other parties, to eliminate such interference promptly. In the event that Tenant is unable to do so, Tenant will substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall, at Landlord’s sole discretion, remove such equipment.

ARTICLE 27 – PARKING

27.01 During the term of this Lease, Tenant shall be entitled to rent the number of Tenant’s Parking Stalls, if any, described in Section 1.16 of this Lease in the parking facilities located within the Building in such locations marked on Exhibit G attached hereto which shall correspond to the location of the Tenant’s parking spaces under the Prior Lease; provided, however, that if Tenant does not rent all of the Tenant’s Parking Stalls allocated to Tenant pursuant to Section 1.16, any change in the number of parking stalls actually rented by Tenant shall require not less than thirty (30) days prior written notice to Landlord. Such parking shall be on an assigned basis as shown on Exhibit G and the fourteen (14) reserved customer parking spaces shall be marked “SCB Customers Only”, and shall be at such rates and upon such other terms and conditions as are published or posted from time to time by Landlord (or, at Landlord’s option, the operator or lessee of the parking facilities) subject to the limitations provided in this Article 27, Tenant’s visitors shall have the right to use the parking facilities, subject to availability and to the rates, rules and regulations governing visitor parking from time to time adopted by Landlord (or, at Landlord’s option, the operator or master lessee of the parking facilities). Current parking rates are $110.00 per month per random space, $160.00 per month per reserved space, and $180.00 per month per tandem space (sold in pairs at $90.00 each). Increases in parking rates during the Lease Term shall not exceed the fair market value for parking in Class A Office Buildings in the central business district of Sacramento, California, of similar size, age and prominence of the Building.

The fourteen (14) reserved Customer parking spaces may at Tenant’s discretion be reserved for use of banking customers of Tenant only (“Customers”), such use to be provided to Customers in sixty (60) minute increments at no additional charge or fee except as provided in this paragraph. Tenant shall be provided with a sixty (60) minute Customer validation stamp which shall be used for Customers only. Customers may at Tenant’s discretion park for a period in excess of sixty (60) minutes at no additional charge or fee; provided that such Customer shall have received the appropriate number of validation stamps from Tenant; and provided further that (i) a Customer that parks for a period in excess of the number of validation stamps they received from Tenant may be required by Landlord to pay the prevailing market rate for the excess time, and (ii) that Tenant shall only be permitted to issue validation stamps to Customers at no additional cost or fee under this Lease in an amount per month (“Maximum Monthly Validations”) not to exceed ten (10) hours per each business day in the month times the number of reserved Customer parking spaces. For example, if a month had 20 business days and there are 14 reserved Customer parking spaces, Tenant would be permitted at no additional fee or charge to issue 2800 one hour validations (10 x 20 x 14 = 2800) in that month. Tenant may issue validation stamps in excess of the Maximum Monthly Validations and Tenant may be required by Landlord to pay at the prevailing market rate for any such excess validation stamps so issued for such month within ten (10) business days of Tenant’s receipt of Landlord’s invoice therefore which invoice shall include reasonable documentation of such charges.

ARTICLE 28 – MISCELLANEOUS

28.01 Entire Agreement. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.

28.02 Amendments. This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant. Neither Landlord nor Tenant shall have waived or released any of its respective rights hereunder unless in writing and executed by the waiving party.

28.03 Successors. Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind and benefit the successors and assigns of the parties hereto.

28.04 Force Majeure. Neither Landlord nor Tenant shall incur any liability to the other party with respect to, and neither Landlord nor Tenant shall be responsible for any failure to perform, any of such party’s obligations except the obligation to make monetary payments, including Rent, hereunder if such failure is caused by any reason beyond the reasonable control of such party including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services or acts of God. The amount of time for either parties to perform any of such party’s obligations shall be extended by the amount of time such party is delayed in performing such obligation by reason of any force majeure occurrence whether similar to or different from the foregoing types of occurrences.

28.05 Survival of Obligations. Any obligations of Tenant or Landlord accruing prior to the expiration of the Lease shall survive the expiration or earlier termination of the Lease, and Tenant or Landlord, as applicable shall promptly perform all such obligations whether or not this Lease has expired or been terminated.

28.06 Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

28.07 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of California, irrespective of its choice of law principals.

28.08 Severability. In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

28.09 Signage. Landlord shall provide Tenant directory signage and suite signage at Landlord’s sole cost and expense. Tenant shall also have the right to maintain its current exterior identification signage located over the main banking hall entrance at 525 J Street. Upon the review and approval by Landlord of Tenant’s signage designs and locations which approval shall not be unreasonably withheld, conditioned or delayed and upon receipt by Tenant of all necessary governmental approval for the installation of such signs and for which Landlord as received copies of such approvals, Tenant shall have the right to install two signs at the top of the building located at the southwest corner of the Project’s office tower (“Tower Signs”), one eyebrow sign directly above the 501 J Street, Suite 110 space, one eyebrow sign directly above 525 J Street, and the current exterior identification signage located above the main banking hall entrance at 525 J Street for a total of three “eyebrow” signs (“Eyebrow Signs”).

Tenant shall be allowed a third eyebrow sign only if the City of Sacramento does not limit signage allowable along the “I” Street portion of the Building or the “J” Street signage currently associated with Suite 100, 501 J Street as a condition to Tenant receiving a third sign location. While Landlord will allow Tenant to maintain three (3) Eyebrow Signs, nothing herein shall constitute a representation or warranty to Tenant that the City of Sacramento will allow any particular location or number of such signs. Tenant may, once during the term of this Lease or any extension thereof, upon receiving all appropriate required City of Sacramento approvals and permits and upon review and approval by Landlord, relocate the eyebrow signage to any eyebrow area directly over Tenant’s Premises. Should Tenant choose to relocate the Eyebrow Signage, Tenant shall restore the Building surface, where the previous sign was located, to its original condition prior to the original installation at Tenant’s sole cost and expense. No other exterior Building signage shall be installed by Tenant. Landlord does not warrant the size, number or location of any of the signage rights provided to Tenant under the term of this Lease. All costs associated with obtaining governmental approval, installation, manufacture and maintenance of Tenant’s signage shall be borne by Tenant. If any of said signage is removed from the Building, Tenant shall immediately restore the Building surface to its condition existing prior to such sign installation. If said signage falls into disrepair, Tenant shall have ten (10) days to effect repairs following Landlord’s notice to Tenant to do so. If repairs are not completed within such period, Landlord shall have the right but is not obligated to make repairs and charge Tenant for same, which charges shall be additional rent for the next succeeding month. Immediately upon expiration or sooner termination of this Lease or any extensions hereof, Tenant shall immediately remove all signs and shall restore the Building surface to its condition existing prior to such sign installation. Tenant shall have no obligation to make repairs relating to the signage of the previous tenant at 501 J Street, Suite 110. Notwithstanding anything to the contrary in this Section 28.9, Landlord’s approval right hereunder shall not apply to Tenant’s corporate name or logo, as the same may change from time to time and Tenant shall have the right, from time to time to make changes to Tenant’s signage provided hereunder in connection with any change in Tenant’s or an Affiliate’s corporate name or logo, provided that such signage otherwise complies with the terms and condition of this signage provision.

28.10 Captions. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease.

28.11 Interpretation. Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

28.12 Independent Covenants. Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of the Lease.

28.13 Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

28.14 Time is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.

28.15 Joint and Several Liability. If Tenant comprises more than one person or entity, or if this Lease is guaranteed by any party, all such persons shall be jointly and severally liable for payment of rents and the performance of Tenant’s obligations hereunder. If Tenant comprises more than one person or entity and fewer than all of the persons or entities comprising Tenant abandon the Premises, Landlord, at its sole option, may treat the abandonment by such person or entities as an event of default and exercise with respect to such persons the rights and remedies provided in Article XV without affecting the right or obligations of the persons or entities comprising Tenant which have not abandoned the property.

28.16 Exhibits and Parking Agreement. Exhibits A (Outline of Premises), B (Work Letter Agreement), C (Rules and Regulations), D [omitted] E (Suite Acceptance Letter), F (Janitorial Specifications), G (Location of Tenant’s Parking Stalls), H (Operating Expense Exclusion), and I (Depiction of Secured Areas) and the Parking Agreement, are incorporated into this Lease by reference and made a part hereof.

28.17 Offer to Lease. The submission of this Lease to Tenant or its broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until (a) it is executed and delivered by Tenant to Landlord and (b) it is fully reviewed and executed by Landlord; provided, however, that, upon execution of this Lease by Tenant and delivery to Landlord, such execution and delivery by Tenant, shall, in consideration of the time and expense incurred by Landlord in reviewing the Lease and Tenant’s credit, constitute an offer by Tenant to lease the Premises upon the terms and conditions set forth herein (which offer to Lease shall be irrevocable for twenty (20) business days following the date of delivery).

28.18 No Counterclaim; Choice of Laws. Landlord and Tenant hereby submit to local jurisdiction in the State of California and agree that any action by Tenant against Landlord or Landlord by Tenant shall be instituted in the State of California and that Landlord shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant in the State of California and Tenant shall have personal jurisdiction over Landlord for any action brought by Tenant against Landlord in the State of California.

28.19 Electrical Service to the Premises. Anything set forth in Section 7.01 or elsewhere in this Lease to the contrary notwithstanding, electricity to the Premises shall not be furnished by Landlord, but shall be furnished by the approved electric utility company serving the Building. Landlord shall permit Tenant to receive such service directly from such utility company at Tenant’s cost (except as otherwise provided herein) and shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such purposes.

28.20 Rights Reserved by Landlord. Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (i) to change the name or street address of the Building; (ii) to install, affix and maintain all signs on the exterior and/or interior of the Building; (iii) to designate and/or approve prior to installation, all types of exterior signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises which approval shall not be unreasonably withheld, conditioned or delayed, and provided that notwithstanding anything to the contrary in this Lease, Tenant shall not be required to obtain Landlord’s approval for any promotional or advertising signs or displays located within the interior of the Premises, and, notwithstanding the provisions of Article IX, the design, arrangement, style, color and general appearance of the portion of the Premises visible from the exterior, and contents thereof, including, without limitation, furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and removals thereto, shall, at all times have the appearance of premises having the same type of exposure and used for substantially the same purposes that are generally prevailing in comparable office buildings in the area. Any violation of this provision shall be deemed a material breach of this Lease; (iv) to change the arrangement of entrances, doors, corridors, elevators and/or stairs in the Building, provided no such change shall materially adversely affect access to the Premises; (v) to grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (vi) to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees; (vii) to prohibit the placement of video or other electronic games in the Premises; (viii) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office and to discontinue any mail chute business in the Building; (ix) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; (x) to install, operate and maintain security systems which monitor, by close circuit television or otherwise, all persons entering or leaving the Building; (xi) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building; and (xii) to retain at all times master keys or pass keys to the Premises.

28.21 WAIVER OF JURY TRIAL. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

IN WITNESS WHEREOF, the parties hereto have executed this lease as of the date first above written.

LANDLORD:	TENANT:

NNN Sacramento Corporate Center, LLC, a Virginia

limited liability company, NNN Sacramento 1, LLC,

NNN Sacramento 2, LLC, NNN Sacramento 3, LLC,

NNN Sacramento 4, LLC, NNN Sacramento 5, LLC,

NNN Sacramento 6, LLC, NNN Sacramento 7, LLC,

NNN Sacramento 9, LLC, NNN Sacramento 10, LLC,

NNN Sacramento 11, LLC, NNN Sacramento 12, LLC,

NNN Sacramento 13, LLC, NNN Sacramento 14, LLC,

NNN Sacramento 16, LLC NNN Sacramento 17, LLC,

each a California limited liability company

Placer Sierra Bank, a California banking corporation
	By:	/s/ Lynn Matsuda
Lynn Matsuda
	Its:	EVP and Director of Operations

By:	TRIPLE NET PROPERTIES REALTY, INC., a California corporation, Agent for Landlord

	By:	/s/ Anthony W. Thomson
	Its:	President

EXHIBIT A

FLOOR PLAN OF PREMISES

[Graphic]

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EXHIBIT B

WORK LETTER AGREEMENT

[Tenant Performs Work]

This Work Letter Agreement (“Work Letter”) is executed simultaneously with that certain Office Lease (the “Lease”) between Placer Sierra Bank, a California banking corporation, as “Tenant”, and NNN Sacramento Corporate Center, LLC, a Virginia limited liability company, NNN Sacramento 1, LLC, NNN Sacramento 2, LLC, NNN Sacramento 3, LLC, NNN Sacramento 4, LLC, NNN Sacramento 5, LLC, NNN Sacramento 6, LLC, NNN Sacramento 7, LLC, NNN Sacramento 9, LLC, NNN Sacramento 10, LLC, NNN Sacramento 11, LLC, NNN Sacramento 12, LLC, NNN Sacramento 13, LLC, NNN Sacramento 14, LLC, NNN Sacramento 16, LLC NNN Sacramento 17, LLC, each a California limited liability company (“Landlord”), (collectively “Landlord”), collectively as “Landlord”, relating to demised premises (“Premises”) at the building commonly known as SACRAMENTO CORPORATE CENTER, Sacramento, California (the “Building”), which Premises are more fully identified in the Lease. Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings ascribed to them in the Lease.

For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1. Work. Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work (the “Work”) in the Premises described on Schedule 1 (“Work Specifications”). Subject to Tenant’s satisfaction of the conditions specified in this Work Letter Agreement, and including architectural fees and permit costs, Tenant shall be entitled to Landlord’s Contribution (as defined in Paragraph 8(b) below.

2. Pre-Construction Activities.

(a) Prior to commencement of the Work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

(i) A detailed critical path construction schedule containing the major components of the Work and the time required for each, including the scheduled commencement date of construction of the Work, milestone dates and the estimated date of completion of construction.

(ii) An itemized statement of estimated construction cost, including fees for permits and architectural and engineering fees.

(iii) The names and addresses of Tenant’s contractors (and said contractor’s subcontractors) and materialmen to be engaged by Tenant for the Work (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”). Tenant may competitively bid Tenant’s general contractor. Landlord has the right to approve or disapprove all or any one or more of Tenant’s Contractors, such approval not to be unreasonably withheld, conditioned or delayed.

(iv) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

Tenant will update such information and items by notice to Landlord of any changes.

(b) Landlord hereby approves the Work Specifications identified on Schedule 1. Landlord’s approval of the Work Specifications shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements, or (ii) an assurance that work done pursuant to the Work Specifications will comply with all applicable laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs.

(c) No Work shall be undertaken or commenced by Tenant in the Premises until (i) Tenant has delivered, and Landlord has approved, all items set forth in Paragraph 2(a) above, (ii) all necessary building permits have been applied for and obtained by Tenant, and (iii) proper provision has been made by Tenant for payment in full of the cost of the Work, which is satisfactory to Landlord.

3. Delays. In the event Tenant fails to deliver or deliver in sufficient and accurate detail the information required under Paragraph 2 above on or before the respective dates specified in said Paragraph 2, or in the event Tenant, for any reason, fails to complete the Work on or before the Commencement Date, Tenant shall be responsible for Rent and all other obligations set forth in the Lease from the Commencement Date regardless of the degree of completion of the Work on such date, and no such delay in completion of the Work shall relieve Tenant of any of its obligations under the Lease.

4. [Intentionally Omitted].

5. Change Orders. All changes to the Work Specifications requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work. All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the commencement of the Lease or the Rent and other obligations therein set forth. All increases in the cost of the Work resulting from such change orders shall be borne by Tenant.

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6. Standards Of Design And Construction And Conditions Of Tenant’s Performance. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 6, except as the same may be modified in the Work Specifications approved by or on behalf of Landlord and Tenant.

(a) Tenant’s Work Specifications and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord’s fire insurance underwriters.

(b) Tenant shall, at its own cost and expense, obtain all required building permits and occupancy permits. Tenant’s failure to obtain such permits shall not cause a delay in the commencement of the Lease Term or the obligation to pay Rent or any other obligations set forth in the Lease.

(c) Tenant’s Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants.

(d) Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any work which pertains to patching of the Work and other work in the Building.

(e) Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Work Specifications, All Work shall be done in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of the Work.

(f) Tenant and Tenant’s Contractors shall make all efforts and take all steps appropriate to assure that all construction activities undertaken comport with the reasonable expectations of all tenants and other occupants of a fully-occupied (or substantially fully occupied) first-class office building and do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. In any event, Tenant shall comply with all reasonable rules and regulations existing from time to time at the Building. Tenant and Tenant’s Contractors shall take all precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police same. Construction equipment and materials are to be kept within the Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building. If and as required by Landlord, the Premises shall be sealed off from the balance of the office space on the floor(s) containing the Premises so as to minimize the dispursement of dirt, debris and noise.

(g) Landlord shall have the right to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing work to cease work and remove its equipment and employees from the Building. No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations therein set forth.

(h) Utility costs or charges for any service (including HVAC, hoisting or freight elevator and the like) to the Premises shall be the responsibility of Tenant from the date Tenant is obligated to commence or commences the Work and shall be paid for by Tenant at Landlord’s standard rates then in effect. Tenant shall apply and pay for all utility meters required. Tenant shall pay for all support services provided by Landlord’s contractors at Tenant’s request or at Landlord’s discretion resulting from breaches or defaults by Tenant under this Work Letter Agreement. All use of freight elevators is subject to scheduling by Landlord and the rules and regulations of the Building. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building’s waste containers. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes.

(i) Tenant shall permit access to the Premises, and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed and following completion of the Work.

(j) Subject to Section 1.05 of the Lease, Tenant shall proceed with its work expeditiously, continuously and efficiently, and shall use its best efforts to complete the same on or before One Hundred Twenty (120) days after the date Landlord tenders possession of the Premises to Tenant for the construction of the Work. Tenant shall notify Landlord upon completion of the Work and shall furnish Landlord and Landlord’s title insurance company with such further documentation as may be necessary under Paragraph 8 below.

(k) Tenant shall have no authority to deviate from the Work Specifications in performance of the Work, except as authorized by Landlord and its designated representative in writing. Tenant shall furnish to Landlord “as-built” drawings of the Work within thirty (30) days after completion of the Work.

(l) Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto.

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(m) Tenant shall impose on and enforce all applicable terms of this Work Letter Agreement against Tenant’s architect and Tenant’s Contractors.

7. Insurance And Indemnification.

(a) In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(i) Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

(ii) Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv) “All-risk” builder’s risk insurance upon the entire Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Work are stored off the site of the Building or in transit to said site are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Work. Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties the parties listed on, or required by, the Lease, Landlord’s contractors, Landlord’s architects, and their respective beneficiaries, partners, directors, officers, employees and agents, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workmen’s compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law (and except to the extent the losses described below are caused by the sole negligence of Landlord, its agents and employees) Tenant agrees to indemnify, protect, defend and hold harmless Landlord, the parties listed, or required by, the Lease to be named as additional insureds, Landlord’s contractors, Landlord’s architects, and their respective beneficiaries, partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Work or the entry of Tenant or Tenant’s Contractors into the Building and the Premises, including, without limitation, mechanic’s liens, the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant’s Contractors, bodily injury to persons (including, to the maximum extent provided by law, claims arising under the California Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees, licenses or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

8. Landlord’s Contribution; Excess Amounts.

(a) Upon completion of the Work, Tenant shall furnish Landlord with full and final waivers of liens and contractors’ affidavits and statements applicable to the performance of the Work, in such form as may be reasonably required by Landlord, Landlord’s title insurance company and Landlord’s construction or permanent lender, if any, from all parties performing labor or supplying materials or services in connection with the Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building. Tenant shall submit to Landlord a detailed breakdown of Tenant’s total construction costs, together with such evidence of payment as is reasonably satisfactory to Landlord.

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(b) Within thirty (30) days following completion of the Work and Tenant’s satisfaction of all requirements set forth in this Work Letter Agreement, Landlord shall make a dollar contribution in the amount of Two Hundred Eighty One Thousand One Hundred Six and 56/100 Dollars ($281,106.56) (Landlord’s Contribution”) for application to the extent thereof to the cost of the Work, including, without limitation, payment of architectural fees and costs, permit fees, contractor fees, labor and materials costs, and the cost related to the replacement or relocation of Tenant’s fixtures, furniture and equipment, and a Ten Thousand Dollar ($10,000.00) cash payment to Tenant to cover modifications to Tenant’s teller line. Landlord’s failure to make timely payment of Landlord’s contribution shall be a material breach of this Lease. If the cost of the Work exceeds Landlord’s Contribution, Tenant shall have sole responsibility for the payment of such excess cost. If the cost of the Work is less than Landlord’s Contribution, Tenant shall not be entitled to any payment or credit for such excess amount. Notwithstanding anything herein to the contrary, Landlord may deduct from Landlord’s Contribution any reasonable amounts due Landlord or its architects or engineers under this Work Letter before disbursing any other portion of Landlord’s Contribution.

9. [Intentionally Omitted].

10. Miscellaneous.

(a) If the Plans for the Work require the construction and installation of more fire hose cabinets or telephone/electrical closets than the number regularly provided by Landlord in the core of the Building in which the Premises are located, Tenant agrees to pay all costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets.

(b) Time is of the essence of this Work Letter Agreement.

(c) Any person signing this Work Letter Agreement on behalf of Landlord and Tenant warrants and represents he has authority to sign and deliver this Work Letter Agreement and bind the party on behalf of which he has signed.

(d) If Tenant fails to make any payment relating to the Work as required hereunder, Landlord, at its option, may complete the Work pursuant to the Work Specifications and continue to hold Tenant liable for the reasonable, actual costs thereof and all other costs due to Landlord. Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a default under the Lease, subject to any applicable notice and cure provisions, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(e) Notices under this Work Letter shall be given in the same manner as under the Lease.

(f) The liability of Landlord hereunder or under any amendment hereto or any instrument or document executed in connection herewith (including, without limitation, the Lease) shall be limited to and enforceable solely against Landlord’s interest in the Building.

(g) The headings set forth herein are for convenience only.

(h) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter may only be amended if in writing, duly executed by both Landlord and Tenant.

(i) All amounts due from Tenant hereunder shall be deemed to be Rent due under the Lease.

11. On-Site Project Manager.

As a condition of Tenant’s right to commence and perform the Work, Tenant shall engage the services of an on-site project manager approved in advance by and reasonably acceptable to Landlord, who will be charged with the task of performing daily supervision of the Work. Such on-site manager shall be familiar with all rules and regulations and procedures of the Building and all personnel of the Building engaged directly or indirectly in the management, operation and construction of the Building. Such on-site project manager shall be accountable and responsible to Tenant and to Landlord and, where necessary, shall serve as a liaison between Landlord and Tenant with respect to the Work. The entire cost and expense of the on-site project manager shall be borne and paid for by Tenant (subject to Tenant’s right to use all or any part of Landlord’s Contribution to reimburse Tenant for the same.)

12. Exculpation of Landlord.

Notwithstanding anything to the contrary contained in this Work Letter Agreement, it is expressly understood and agreed by and between the parties hereto that:

(a) The recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in this Work Letter Agreement (collectively, “Landlord’s Work Letter Undertakings”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under this Lease Documents are a part (hereinafter, “Landlord’s Real Estate”) and not to any other assets of Landlord or its constituent cotenants or partners; and

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(b) Except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Work Letter Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its constituent cotenants or partners, or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives.

IN WITNESS WHEREOF, this Work Letter Agreement is executed as of this 16th day of November, 2004.

LANDLORD:

NNN Sacramento Corporate Center, LLC, a Virginia

limited liability company, NNN Sacramento 1, LLC,

NNN Sacramento 2, LLC, NNN Sacramento 3, LLC,

NNN Sacramento 4, LLC, NNN Sacramento 5, LLC,

NNN Sacramento 6, LLC, NNN Sacramento 7, LLC,

NNN Sacramento 9, LLC, NNN Sacramento 10,

LLC, NNN Sacramento 11, LLC, NNN Sacramento

12, LLC, NNN Sacramento 13, LLC, NNN

Sacramento 14, LLC, NNN Sacramento 16, LLC

NNN Sacramento 17, LLC, each a California limited

liability company (“Landlord”),

By:	TRIPLE NET PROPERTIES REALTY, INC., a California corporation, Agent for Landlord

	By:	/s/ Anthony W. Thomson
	Its:	President

TENANT:

Placer Sierra Bank, a California banking corporation

By:	/s/ Lynn Matsuda
Lynn Matsuda
Its:	EVP and Director of Operations

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SCHEDULE 1

COPIES OF INITIAL PLAN

AND DESCRIPTION OF WORK

Description of Work:

INTERIOR WALLS:

1. All walls and trim to be pained in colors specified by Tenant. All walls will be properly prepped and receive two (2) coats of paint. Flux finish to be applied to columns and in three offices.

2. Walk-up teller station in back hall space to be removed and wall is to be finished out and painted to best match existing wall color on hallway surface.

3. Recessed fluorescent lighting over teller counter will be removed and new lighting will be installed as shown in lighting requirements. Any exposed surface will be finished with building standard framing and finish.

4. Wall where sculptural element is to be installed shall be reinforced to support structure.

5. All doors to be touched-up or reworked to eliminate scratched or damaged doors.

FLOORS:

1. All carpet to be replaced with interface carpet tiles – style 16664402500 or equal.

2. All existing carpet will be removed and surface prepped.

3. Flooring in lunch room to be replaced with Armstrong “Connection” sheet flooring.

4. Granite and marble tiles will be treated with a non-slip covering as recommended by flooring contractor.

LIGHTING:

1. All recessed lighting fixtures, fluorescent and cans, will have all existing brass colored baffles replaced with chrome colored baffles.

2. Wall sconce lighting will be replaced with new fixtures.

3. Lighting over teller counters will be replaced with new recessed can lights and new pendant lights.

4. Lighting in offices will have new light fixtures installed in wall cornices where applicable.

5. New display lighting over wall sculpture and teller area.

MILLWORK:

1. Existing teller counter will be reduced to 54” from floor.

2. New handicap check writing counter will be constructed as directed by tenant.

3. New wall sculpture will be constructed and installed as directed by tenant.

HVAC:

1. Space to be calibrated and adjusted to accommodate required conditioned space needs.

WINDOW COVERINGS:

1. New blinds will be installed as directed by tenant.

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CEILING:

1. Ceiling in teller area to be cleaned and adjusted by contractor.

2. All other ceiling space will be cleaned and painted.

There shall not be a Landlord supervision fee.

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EXHIBIT C

RULES AND REGULATIONS

(1) On Saturdays, Sundays and Holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M. the following day, or such other hours as Landlord shall determine from time to time, access to the Building and/or to the passageways, entrances, exits, shipping areas, halls, corridors, elevators or stairways and other areas in the Building may be restricted and access gained by use of a key to the outside doors of the Building, or pursuant to such security procedures Landlord may from time to time impose. All such areas, and all roofs, are not for use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals in the normal course of Tenant’s business unless such persons are engaged in activities which are illegal or violate these Rules. No Tenant and no employee or invitee of Tenant shall enter into areas reserved for the exclusive use of Landlord, its employees or invitees. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

(2) Subject to Tenant’s signage rights under the Lease, Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Building, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing. Landlord shall prescribe the suite number and identification sign for the Premises (which shall be prepared and installed by Landlord at Tenant’s expense). Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant.

(3) Tenant shall not in any manner use the name of the Building for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Building, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord’s express consent in writing.

(4) Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls. The foregoing notwithstanding, and subject to the Landlord’s reasonable approval, Tenant may place items near the interior glass, wall or window within the Premises if such item is normal and customary within retail Bank branches located in highrise office buildings within Northern California. Blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof is first approved by the Landlord.

(5) Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Building only at times and in the manner designated by Landlord, and always at the Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Building by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Landlord may inspect items brought into the Building or Premises with respect to weight or dangerous nature. Landlord may require that all furniture, equipment, cartons and similar articles removed from the Premises or the Building be listed and a removal permit therefor first be obtained from Landlord. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Building, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall not allow anything to remain in or obstruct in any way, any lobby, corridor, sidewalk, passageway, entrance, exit, hall, stairway, shipping area, or other such area. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. Any hand-carts used at the Building shall have rubber wheels.

(6) Tenant shall not overload any floor or part thereof in the Premises, or Building, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and Landlord may direct and control the location of safes and all other heavy articles and require supplementary supports at Tenant’s expense of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

(7) Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant, upon termination of its tenancy, shall deliver to the Landlord all keys of offices, rooms and toilet rooms which have been furnished Tenant or which the Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefor.

(8) If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the prior approval of Landlord, and then only under Landlord’s direction at Tenant’s expense. Tenant shall not install in the Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior approval, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of electric wiring in the Building and the Premises and the needs of tenants of the Building, and shall not in any event connect a greater load than such safe capacity.

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(9) Tenant shall not obtain for use upon the Premises ice, drinking water, towel, janitor and other similar services, except from Persons approved by the Landlord. Any Person engaged by Tenant to provide janitor or other services shall be subject to direction by the manager or security personnel of the Building.

(10) The toilet rooms, urinals, wash bowls and other such apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this Rule shall be borne by the Tenant who, or whose employees or invitees shall have caused it.

(11) The janitorial closets, utility closets, telephone closets, broom closets, electrical closets, storage closets, and other such closets, rooms and areas shall be used only for the purposes and in the manner designated by Landlord, and may not be used by tenants, or their contractors, agents, employees, or other parties without Landlord’s prior written consent.

(12) Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur (except in connection with occasional social or business events conducted in the Premises which do not violate any Laws nor bother or annoy any other tenants). Tenant shall not at any time sell, purchase or give away, food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, nor permit any of the same to occur (other than in lunch rooms or kitchens for employees as may be permitted or installed by Landlord, which does not violate any Laws or bother or annoy any other tenant).

(13) Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants or occupants of the Building and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant’s use of the Premises specified in the Lease.

(14) Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Building and shall not allow the adjustment (except by Landlord’s authorized Building personnel) of any controls. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent. As a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord, Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

(15) Tenant shall conduct no auction, fire or “going out of business sale” or bankruptcy sale in or from the Premises, and such prohibition shall apply to Tenant’s creditors.

(16) Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Building, or required by Law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

(17) Tenant will comply with all municipal, county, state, federal or other government laws, statutes, codes, regulations and other requirements, including without limitation, environmental, health, safety and police requirements and regulations respecting the Premises, now or hereinafter in force, at its sole cost, and will not use the Premises for any immoral purposes.

(18) Tenant shall not (i) carry on any business, activity or service except those ordinarily embraced within the permitted use of the Premises specified in the Lease and more particularly, but without limiting the generality of the foregoing, shall not (ii) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning equipment in or about the Premises, (iii) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (iv) place any radio or television antennae other than inside of the Premises, (v) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (vi) use any source of power other than electricity, (vii) operate any electrical or other device from which may emanate electrical or other waves which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Building or elsewhere, (viii) bring or permit any bicycle or other vehicle, or dog (except in the company of a blind person or except where specifically permitted) or other animal or bird in the Building, (ix) make or permit objectionable noise or odor to emanate from the Premises, (x) do anything in or about the Premises tending to create or maintain a nuisance or do any act tending to injure the reputation of the Building, (xi) throw or permit to be thrown or dropped any article from any window or other opening in the Building, (xii) use or permit upon the Premises anything that will invalidate or increase the rate of insurance on any policies of insurance now or hereafter carried on the Building or violate the certificates of occupancy issued for the premises or the Building, (xiii) use the Premises for any purpose, or permit upon the Premises anything, that may be dangerous to persons or Building (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive articles or materials) nor (xiv) do or permit anything to be done upon the Premises in any way tending to disturb any other tenant at the Building or the occupants of neighboring property.

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EXHIBIT D

[INTENTIONALLY OMITTED]

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EXHIBIT E

Suite Acceptance Agreement

Building Name/Address:

Tenant Name:

Tenant Code:                                                                                                    Suite Number:

Management’s Tenant Contact:                                                                                                    Phone:

Gentlemen:

As a representative of the above referenced tenant, I/we have physically inspected the suite noted above and its improvements with                                                              , a representative of Landlord. I/we accept the suite improvements as to compliance with all the requirements indicated in our lease, subject to correction of the items identified below as requiring attention, also including the following verified information below:

Lease Commencement Date: ,	Occupancy Date

Lease Rent Start Date*: ,	Actual Rent Start*:

Lease Expiration Date: ,	Actual Expiration Date:

Date Keys Delivered:

Items requiring attention:

______________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________

*	If these dates are not the same, attach documentation.

NOTE: This inspection is to be made prior to tenant move-in.

Very truly yours,

By:
Its:
Date:

Distribution

Tenant
Tenant Lease File
Leasing Manager:	__________________________________________
Document Control:	__________________________________________
Regional Construction Manager:	__________________________________________
Regional Engineering Manager:	__________________________________________

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EXHIBIT F

ADDITIONAL JANITORIAL SPECIFICATIONS

•	Interior windows cleaned every sixty (60) days with schedule provided to Tenant.

•	Front glass doors cleaned every thirty (30) days. Currently spot-cleaned daily; chemicals or procedures need to be modified so that the spot-cleaning does not make it worse than before.

•	Dust slanted walls (near the ceiling) in the executive offices and above New Accounts every sixty (60) days.

•	Carpets cleaned in customer areas every sixty (60) days.

•	Front of ATM machine wiped down and cleaned daily.

•	Fabric workstations cleaned once a year.

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EXHIBIT G

LOCATION OF TENANT’S PARKING STALLS

[Graphic]

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EXHIBIT H

OPERATING EXPENSE EXCLUSIONS

The following shall be excluded from Operating Expenses of the Building:

(a)	interest on debt or amortization payments on any mortgages or deeds of the Property on which the Building is situated or indebtedness against the Building or any ground lease rental;

(b)	costs incurred by Landlord for the repair of damage to the Building or common areas, to the extent that Landlord is reimbursed by net insurance proceeds;

(c)	costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space in the Building (for Tenant or otherwise), other than such reasonable expenditures for the common areas;

(d)	leasing commissions, attorneys’ fees, and other costs and expenses incurred in connection with negotiations or disputes with tenants or prospective tenants of the Building;

(e)	all items and services for which Tenant or any other tenant of the Building reimburses Landlord, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(f)	advertising and promotional expenditures, and costs or signs in or on the Building identifying Landlord or any tenant of the Building;

(g)	electric power costs for which any tenant directly contracts with the local public service company, cost of utilities which are separately metered and paid for by tenants in the Building (including Tenant);

(h)	damages, fines, interest, or penalties (including, without limitation, tax penalties) incurred by Landlord due to the default by Landlord or any lease of space in the Building or incurred as a result of Landlord’s negligence or inability or unwillingness to make payments when due;

(i)	rentals and other related expenses incurred leasing heating, ventilating and air conditioning equipment, elevator equipment or other equipment ordinarily considered to be of a capital nature in excess of that amount which would be included in Expenses if such equipment were purchased and the cost thereof were amortized over the useful life thereof in accordance with generally accepted accounting principles consistently applied;

(j)	costs incurred by Landlord in connection with (i) its removal, abatement or treatment of asbestos in any portion of the Building (whether required by any present or future law or voluntarily), and/or (ii) its installation or construction of any improvements to any portion of the Building made to comply with any and all laws enacted prior to the date of the Lease, including but not limited to, all environmental laws and all handicap-access laws, including, without limitation, The Americans With Disabilities Act of 1990;

(k)	except as may be otherwise specifically permitted under the Lease and except with respect to “life safety” or “energy conservation” improvements (however, with respect to expenses for energy conservation improvements, such costs shall be included in Expenses to the extent such costs do not exceed the amount of costs savings of such improvements), costs incurred by Landlord for alterations which are considered capital improvements under generally accepted accounting principles, consistently applied;

(l)	expenses for legal services incurred by Landlord by reason of a default by another tenant in the Building;

(m)	costs incurred in connection with repairing defects in the initial design or construction of the Premises or the Building, or, subject to the provisions of Section 6.02 of this Lease, bringing the Premises, Building, or common areas into compliance with any law in effect prior to the date of the execution of this Lease, including, but not limited to, any changes, modifications or alterations made or required pursuant to The Americans With Disabilities Act of 1990;

(n)	expenses resulting directly or indirectly from the gross negligence or willful misconduct of Landlord or its agents or employees;

(o)	any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(p)	costs associated with the operation of the business of the person or entity which constitutes Landlord (as the same are distinguished from the costs of operation of the Building or the common areas);

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(q)	costs incurred by Landlord for repairs or replacements to the extent that Landlord is reimbursed under warranties or guaranties;

(r)	services, installations or benefits furnished to any office tenant in the Building which are not furnished to Tenant;

(s)	damage and repairs attributable to condemnation;

(t)	any sale, syndication, financing or refinancing costs and expenses;

(u)	except as otherwise provided in this Lease, depreciation and amortization except on materials, tools, supplies, and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(v)	any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or its affiliates except in the parking garage of the Building.

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EXHIBIT I

DEPICTION OF SECURED AREAS

[Graphic]

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